Exhibit 99.1

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 1. Business, Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8. Financial Statements and Supplementary Data (except for Management’s Annual Report on Internal Control Over Financial Reporting, and KPMG LLP’s opinion on internal control over financial reporting) previously filed in the Annual Report on Form 10-K for the year ended December 31, 2008 for Hudson Highland Group, Inc. All other portions of such Annual Report on Form 10-K are unchanged.

ITEM 1.	BUSINESS

Hudson Highland Group, Inc. (the “Company” or “Hudson”, “we”, “us” and “our”) is one of the world’s largest specialized professional staffing and talent management solutions providers. The Company provides professional staffing services on a permanent and contract consulting basis and a range of talent management services to businesses operating in many industries. The Company helps its clients in recruiting and developing employees for professional-level functional and managerial positions.

The Company is organized into three reportable segments, Hudson Americas, Hudson Europe and Hudson Asia Pacific. These reportable segments constituted approximately 16%, 47% and 37% of the Company’s gross margin, respectively, for the year ended December 31, 2008. The Hudson regional businesses were historically the combination of 54 acquisitions made between 1999 and 2001, which became the eResourcing division of Monster Worldwide, Inc. (“Monster”), formerly TMP Worldwide, Inc. Some of the Company’s constituent businesses have operated for more than 20 years. On March 31, 2003, Monster distributed all of the outstanding shares of the Company to its stockholders of record on March 14, 2003 (the “Distribution”). Since the Distribution, the Company has operated as an independent publicly held company, adding one mid-sized and eight smaller acquisitions, and divesting or reorganizing a number of business units after determining that those businesses did not fit the Company’s long-term strategy.

Hudson’s three regional businesses provide professional contract consultants and permanent recruitment services to a wide range of clients. With respect to temporary and contract personnel, Hudson focuses on providing candidates with specialized functional skills and competencies, such as accounting and finance, legal and information technology. The length of a contract assignment can vary, but engagements at the professional level tend to be longer than those in the general clerical or industrial sectors. With respect to permanent recruitment, Hudson focuses on mid-level professionals typically earning between $50,000 and $150,000 annually and possessing the professional skills and/or profile required by clients. Hudson provides permanent recruitment services on both a retained and contingent basis. In larger markets, Hudson’s sales strategy focuses on both clients operating in particular industry sectors, such as financial services or technology, and candidates possessing particular professional skills, such as accounting and finance, information technology, legal and human resources. Hudson uses both traditional and interactive methods to select potential candidates for its clients, employing a suite of products that assesses talent and helps predict whether a candidate will be successful in a given role.

Hudson regional businesses also provide organizational effectiveness and development services through their talent management units. These services encompass candidate assessment, competency modeling, leadership development, performance management, and career transition. These services enable Hudson to offer clients a comprehensive set of management services, across the entire employment life-cycle from attracting, assessing and selecting best-fit employees to engaging and developing those individuals to help build a high-performance organization.

Hudson Americas operates from 32 offices in the United States and Canada, with 96% of its 2008 gross margin generated in the United States. Hudson Europe operates from 41 offices in 14 countries, with 45% of its 2008 gross margin coming from the United Kingdom operations. Hudson Asia Pacific operates from 19 offices in 4 countries, with 66% of its 2008 gross margin stemming from Australia.

Corporate expenses are reported separately from the three reportable segments and pertain to certain functions, such as executive management, corporate governance, human resources, accounting, administration, tax and treasury that are not attributable to the reportable segments.

DISCONTINUED OPERATIONS

In the first and second quarter of 2009, the Company exited the markets in Japan and Italy, respectively. The Italy operations were part of the Hudson Europe reportable segment, the Japan operations were part of the Hudson Asia Pacific reportable segment. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” the assets, liabilities, and results of operations of the Company’s Japan and Italy operations were reclassified as discontinued operations for all the periods presented.

In the second quarter of 2008, the Company completed the sale of substantially all of the assets of Balance Public Management B.V. (“BPM”), a division of Balance Ervaring op Projectbasis, B.V. (“Balance”), a subsidiary of the Company, which was part of the Hudson Europe reportable segment. In the first quarter of 2008, the Company completed the sale of substantially all of the assets of its Hudson Americas energy, engineering and technical staffing division (“ETS”), which was part of the Hudson Americas reportable segment.

In the fourth quarter of 2007, the Company sold its Netherlands reintegration subsidiary, Hudson Human Capital Solutions B.V. (“HHCS”), which was part of the Hudson Europe reportable segment, and its Australian blue-collar market’s Trade & Industrial subsidiary (“T&I”), which was part of the Hudson Asia Pacific reportable segment.

In the fourth quarter of 2006, the Company sold its Highland Partners (“Highland”) executive search business, which was a separate reportable segment of the Company.

The gain or loss on sale and results of operations of the disposed businesses were reported in discontinued operations in the relevant periods.

SALES AND MARKETING

Each of Hudson’s regional businesses maintains a sales force composed of business development specialists that is aligned along functional practice areas or industry sector groups as appropriate for the market. These business development specialists at times receive incentives for cross-selling services with other practices and business units as the client need arises. In addition, each region has a business liaison for international sales opportunities that arise for global recruitment and/or talent management needs from a client or prospect.

The Company’s global marketing and communications function is responsible for brand and marketing strategy, client and candidate lead generation campaigns, public relations and corporate/employee communications. This team closely coordinates with the operational leadership and regional/practice/business unit marketing and sales teams to generate leads, support sales efforts and build a strong brand reputation - both in the external market and within the organization.

We use three principal channels for marketing our services and promoting our brand: (1) in the United Kingdom, Australia, New Zealand, and other countries where it is an accepted practice, we use client-paid and Company-paid advertising for vacant positions; (2) public relations to promote our experts and offerings, and original research on business management and human capital issues of particular relevance to senior business managers; and (3) the Internet, both for promoting the Company’s services to clients and attracting, assisting and managing candidates.

CLIENTS

The Company’s clients include small to large-sized corporations and government agencies. No one client accounted for more than 5% of total annual revenue in 2008. At December 31, 2008, there were approximately 500 Hudson Americas clients, 5,200 Hudson Europe clients and 2,700 Hudson Asia Pacific clients.

COMPETITION

The markets for the Company’s services and products are highly competitive. There are few barriers to entry, so new entrants occur frequently, resulting in considerable market fragmentation. Companies in this industry compete on price, service quality, new capabilities and technologies, client attraction methods, and speed of completing assignments.

EMPLOYEES

The Company employs approximately 3,100 people worldwide. In most jurisdictions, our employees are not represented by a labor union or a collective bargaining agreement. The Company regards its relationships with its employees as satisfactory.

SEGMENT AND GEOGRAPHIC DATA

Financial information concerning the Company’s reportable segments and geographic areas of operation is included in Note 16 in the Notes to Consolidated Financial Statements contained in Item 8 of this Form 8-K.

AVAILABLE INFORMATION

We maintain a Web site with the address www.hudson.com. We are not including the information contained on our Web site as part of, or incorporating it by reference into, this report. Through our Web site, we make available free of charge (other than an investor’s own Internet access charges) our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports in a timely manner after we provide them to the Securities and Exchange Commission.

ITEM 6.	SELECTED FINANCIAL DATA

The following table shows selected financial data of the Company that has been adjusted to reflect the classification of certain businesses as discontinued operations. The data has been derived from, and should be read together with, the Consolidated Financial Statements and corresponding notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Items 7 and 8 of this Form 8-K.

	Year ended December 31,
	2008	2007	2006	2005	2004
	(dollars in thousands, except per share data)
SUMMARY OF OPERATIONS:
Revenue	$1,071,042	$1,163,566	$1,139,484	$1,114,420	$977,753

Gross margin	$454,986	$496,440	$444,213	$419,699	$367,914

Business reorganization and integration expense	$11,217	$3,575	$6,046	$483	$1,207

Goodwill and other impairment charges (a)	$67,087	$-	$1,300	$-	$-

Depreciation and amortization	$14,662	$14,377	$18,196	$16,251	$17,519

Operating (loss) income	$(70,783)	$18,995	$(5,828)	$(10,265)	$(32,541)

(Loss) income from continuing operations	$(73,096)	$5,528	$(8,855)	$(16,518)	$(34,985)

Income from discontinued operations, net of income taxes	$(1,222)	$9,453	$29,283	$16,720	$4,700

Net (loss) income	$(74,318)	$14,981	$20,428	$201	$(30,285)

Basic (loss) income per share from continuing operations	$(2.90)	$0.22	$(0.36)	$(0.74)	$(1.80)
Basic net (loss) income per share	$(2.95)	$0.59	$0.83	$0.01	$(1.56)
Diluted (loss) income per share from continuing operations	$(2.90)	$0.21	$(0.36)	$(0.74)	$(1.80)
Diluted net (loss) income per share	$(2.95)	$0.58	$0.83	$0.01	$(1.56)
OTHER FINANCIAL DATA:
Net cash provided by (used in) operating activities	$11,860	$37,741	$35,867	$(26,298)	$(30,895)
Net cash provided by (used in) investing activities	$4,196	$(50,837)	$1,881	$(35,715)	$(10,128)
Net cash (used in) provided by financing activities	$(646)	$4,864	$(28,803)	$75,857	$35,278
BALANCE SHEET DATA:
Current assets	$194,149	$259,075	$280,107	$279,877	$232,833
Total assets	$230,953	$374,206	$352,182	$347,773	$281,378
Current liabilities	$104,581	$152,426	$167,289	$202,761	$182,794
Long-term debt, less current portion	$-	$-	$235	$478	$2,041
Total stockholders’ equity	$107,992	$200,115	$171,324	$132,454	$83,734

EBITDA (loss) (b)	$(56,121)	$33,372	$12,368	$5,986	$(15,022)

(a)	The results for the year ended December 31, 2008 included impairment charges related to goodwill of $64,495, a write down of long-term assets of $2,224 and impairment charges related to intangible assets of $368. The results for the year ended December 31, 2006 included an impairment charge of $1,300 related to goodwill associated with the Alder Novo acquisition.
(b)	The Company defines EBITDA as income (loss) from continuing operations before inclusion of provision for income taxes, other income (expense), interest income (expense), and depreciation and amortization. EBITDA is presented to provide additional information to investors about the Company’s operations on a basis consistent with the measures which the Company uses to manage its operations and evaluate its performance. Management also uses this measurement to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. See Note 16 to the Consolidated Financial Statements for further EBITDA segment and reconciliation information.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the Consolidated Financial Statements and the notes thereto, included in Item 8 of this Form 8-K. This MD&A contains forward-looking statements. Please see note “Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. This MD&A also uses the non-GAAP measure of income (loss) from continuing operations before inclusion of provision for income taxes, other income (expense), interest income (expense), and depreciation and amortization (“EBITDA”). See Note 16 to the Consolidated Financial Statements for EBITDA segment reconciliation information.

Executive Overview

Hudson Highland Group, Inc. (the “Company” or “Hudson,” “we,” “us” and “our”) has operated as an independent publicly traded company since April 1, 2003, when we were spun-off from Monster Worldwide, Inc. (“Monster”). Our businesses are specialized professional staffing services for permanent and contract and talent management services to businesses operating in many industries and in over 20 countries around the world. Our largest operations are in the U.S., the U.K. and Australia. We are organized into three reportable segments of Hudson Americas, Hudson Europe and Hudson Asia Pacific. These segments contributed approximately 16%, 47% and 37% of the Company’s gross margin, respectively, for the year ended December 31, 2008. Our management’s primary focus since the spin-off has been to move the Company to profitability, particularly at the level most in the control of the country level operating leaders. We have focused on specialized professional recruitment through out staffing, project solutions and talent management businesses. In doing so we have sold or discontinued non-core businesses, taken actions to streamline support operations to match the business focus and reduced costs to increase the Company’s long-term profitability. We have measured our improvements at the level of gross margin, less selling, general and administrative expenses, less depreciation and amortization.

Financial Performance

As discussed in more detail in this MD&A, the following financial data present an overview of our financial performance for 2008, 2007 and 2006:

	Year Ended December 31,			Changes (2008 v.s. 2007)	Changes (2007 v.s. 2006)
$ in thousands	2008	2007	2006	Amount	Amount
Revenue	$1,071,042	$1,163,566	$1,139,484	$(92,524)	$24,082

Gross margin	454,986	496,440	444,213	(41,454)	52,227

Selling, general and administrative expenses	447,465	473,870	442,695	(26,405)	31,175
Business reorganization and integration expenses	11,217	3,575	6,046	7,642	(2,471)
Goodwill and other impairment charges	67,087	-	1,300	67,087	(1,300)

Operating loss	(70,783)	18,995	(5,828)	(89,778)	24,823

(Loss) income from continuing operations	(73,096)	5,528	(8,855)	(78,624)	14,383

Net loss	$(74,318)	$14,981	$20,428	$(89,299)	$(5,447)

Recent Economic Events

During 2008, significant instability in the financial services markets negatively impacted worldwide economies. The issues in the financial services markets that originated in the sub-prime mortgage market in 2007 evolved into a constriction of credit and finally a widespread reduction of business liquidity. At the same time, the economic slowdown that had been evident primarily with our clients in the financial services sector in the U.S. and the U.K. accelerated in the second half of 2008 and spread rapidly to other industries and countries, including Asia. With approximately 84% of our gross margin earned outside of the U.S., we are heavily exposed to the economic downturn in our major international markets. By the fourth quarter of 2008, virtually all of our markets showed declines in their gross domestic product. The U.S. dollar strengthened against all of our major non-U.S. currencies which reduced the dollar-denominated value of our foreign earnings and cash flow from our foreign sales. Consequently, financial results for 2008 were below the results of the prior year in all regions: Asia Pacific, Europe, and North America. The Company experienced reduced demand in both contract and permanent recruitment from prior year levels, with the largest percentage decline from the permanent recruitment business.

The Company expects weak global economic conditions to persist throughout 2009, resulting in a further reduction in demand for its services. The Company also expects the stronger U.S. dollar to persist in 2009, at least against some of its major non-U.S. currencies, which reduces reported earnings of foreign subsidiaries. This situation reduces the value in U.S. dollar of dividends paid by its foreign subsidiaries to the U.S. parent corporation and increases the cost of management fees. Such dividends and management fees are a significant source of funding of the U.S. parent entity.

In response to the spreading economic slowdown, the Company took steps in 2008 to counteract the declines in its gross margin. We initiated the 2008 restructuring program, which included a reduction in support functions, exits from underutilized properties and the elimination of certain support services under contract. The Company expects these actions to produce further cost savings in 2009 and improve its long-term profitability.

Goodwill and Other Impairment Charges

Under Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the Company is required to test goodwill and indefinite-lived intangible assets for impairment on an annual basis as of October 1, or more frequently if circumstances indicate that its carrying value might exceed its current fair value.

As a result of the deterioration in market conditions over the course of the fourth quarter, the Company’s stock price declined approximately fifty percent as of December 31, 2008 as compared to the stock price as of October 1, 2008. This caused the Company’s market capitalization to decline below its book value, an indication that the aggregate fair value of its reporting units could potentially be less than their carrying value. As a result of these events, management updated its impairment testing from October 1, through December 31, 2008.

At the conclusion of its testing, the Company determined that goodwill was impaired at all of its reporting units and recorded an impairment charge of $64.5 million. In connection with its testing management also determined that certain intangible and other long-term assets were impaired and recorded an additional impairment charge of $2.6 million. The results for the year ended December 31, 2006 included an impairment charge of $1.3 million related to goodwill associated with the Alder Novo acquisition. The total charges of $67.1 million for 2008 and $1.3 million for 2006 have been recorded under the caption of “Goodwill and other impairment charges” in the accompanying Consolidated Statements of Operations.

Strategic Actions

Our strategy, since our inception, has been focused on building our specialized professional recruitment through our staffing, project solutions and talent management businesses. We believe that this core mix has growth potential for the next decade. We have focused our strategy on higher-margin specialized professional recruitment with a long-term financial goal of 7-10% EBITDA margins, which we believe will generate long-term profitability. We have executed this strategy through a combination of investments, divestitures and cost restructuring.

In April 2008, we acquired certain business assets of Propensity, Ltd. (“Propensity”), a professional services firm based in Texas specializing in accounting and finance services and providing both contract and permanent placement services.

In February 2008, we completed the acquisition of the majority of the assets of Executive Coread SARL (“Coread”), a talent management and recruitment company in France.

In May 2007, we acquired the business assets of Tong Zhi (Beijing) Consulting Service Ltd. and Guangzhou Dong Li Consulting Service Ltd. (collectively, “TKA”), an information technology recruiting business, which has operations located in three major cities in China.

We expect to continue our review of opportunities to expand our operations in specialized professional recruitment.

Since 2006, we completed the sale of or otherwise discontinued the following non-core businesses to improve our strategic focus:

•	Hudson’s Italy operations in April 2009 (2008 revenue of $4 million).

•	Hudson’s Japan operations in March 2009 (2008 revenue of $5 million).

•	Hudson’s public management division (“BPM”) of Balance Ervaring op Projectbasis, B.V. (“Balance”) in May 2008 (2007 revenue of $6 million).

•	Hudson Americas’ energy, engineering and technical staffing division (“ETS”) in February 2008 (2007 revenue of $146 million).

•	The Netherlands’ reintegration business (“HHCS”) in December 2007 (2006 revenue of $19 million).

•	Australia’s trade and industrial business (“T&I”) in October 2007 (2006 revenue of $44 million).

•	Alder Novo, a company that we acquired in 2006 and subsequently determined was not performing at the level originally expected, in April 2007.

•	U.K. office support business in January 2007 (2006 revenue of $10 million).

•	Highland Partners, our former executive search segment (“Highland”), in October 2006 (2005 revenue of $63 million).

•	Scottish industrial trade business in September 2006 (2005 revenue of $12 million).

We strive to improve profitability at lower margin businesses primarily in the U.K. and Australia through price negotiations and a more efficient delivery of services. We periodically elect to exit certain of these business arrangements. We expect to continue our focus on improving profitability of client contracts.

On March 5, 2008, our Board of Directors approved a program to streamline our support operations in each of the Hudson regional businesses to match our focus on specialization. The costs associated with this program are principally employee termination benefits, lease termination payments and contract cancellation costs. We are taking these actions to help reduce our costs and increase our long-term profitability. We initially estimated that the pre-tax cost of the program would be between $5 million to $7 million for the year ending December 31, 2008. On October 27, 2008, our Board of Directors approved an increase to the cost of the program to $12 million for additional actions similar to those already approved. The program included costs for actions to reduce support functions to match them to the scale of businesses after divestitures ($6.5 million to $10 million), exit underutilized properties ($1 million to $2 million) and eliminate contracts for certain discontinued services ($0.5 million to $1 million). For the year ended December 31, 2008, we incurred $11.7 million of business reorganization expenses under this plan. The actions we took under this plan partially mitigated declines in our gross margin in 2008 and we expect them to produce further cost savings during 2009. We substantially completed the program by the end of 2008, though some actions will require completion during the first quarter of 2009.

On February 10, 2009, our Board of Directors approved a plan to continue to streamline our operations in each of the Hudson regional businesses in response to the current economic conditions and to align with our focus on specialization. We estimate that the pre-tax cost of this program will be $5 million and we expect these actions to be completed in the first quarter of 2009. This program includes costs for actions to exit underutilized properties ($3 million) and reduce support functions and staff to match them to the scale of the businesses ($2 million).

We anticipate the future cash expenditures for the actions described above to be paid out primarily over the following twelve months and to be approximately equal to the estimated costs.

Discontinued Operations

In the first and second quarter of 2009, the Company exited the markets in Japan and Italy, respectively. The Italy operations were part of the Hudson Europe reportable segment, the Japan operations were part of the Hudson Asia Pacific reportable segment. In accordance with the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” the assets, liabilities, and results of operations of the Company’s Japan and Italy operations were reclassified as discontinued operations for all the periods presented.

In the second quarter of 2008, the Company completed the sale of substantially all of the assets of BPM, which was part of the Hudson Europe reportable segment. In the first quarter of 2008, the Company completed the sale of substantially all of the assets of ETS, which was part of the Hudson Americas reportable segment. In the fourth quarter of 2007, the Company sold its Netherlands reintegration subsidiary, HHCS, which was part of the Hudson Europe reportable segment, and T&I, which was part of the Hudson Asia Pacific reportable segment. In the fourth quarter of 2006, the Company sold Highland, which was a separate reportable segment of the Company.

The gain or loss on sale and results of operations of the disposed businesses were reported in discontinued operations in the relevant periods.

EBITDA

Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding the Company’s financial condition and result of operations. EBITDA is also considered by the management as the best indicator of operating performance and most comparable measure across our regions, because it does not include certain expenses that are generally outside the control of local management. Management also uses this measurement to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. Furthermore, EBITDA as presented below may not be comparable with similarly titled measures reported by other companies. EBITDA, as presented below, is derived from income (loss) from continuing operations adjusted for provision for income taxes, other expense (income), interest expense (income), and depreciation and amortization. We achieved EBITDA profitability in 2005, which continued through 2007. The Company recorded an EBITDA loss of $58.6 million in 2008, which included one time non-cash charges of $67.1 million primarily for the impairment of goodwill and intangible assets and write down of other long-term assets. The reconciliation of the EBITDA used to the most directly comparable GAAP financial measure is provided in the table below:

	Year Ended December 31,
$ in thousands	2008	2007	2006
(Loss) income from continuing operations	$(73,096)	$5,528	$(8,855)
Adjustments to (loss) income from continuing operations
Provision for income taxes	6,681	17,519	2,955
Other income, net	(3,269)	(3,423)	(1,592)
Interest (income) expense, net	(1,099)	(629)	1,664
Depreciation and amortization	14,662	14,377	18,196

Total adjustments from (loss) income from continuing operations to EBITDA (loss)	16,975	27,844	21,223

EBITDA (loss)	$(56,121)	$33,372	$12,368

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The preparation of financial statements in accordance with US GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within US GAAP that our management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Our management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 2 to our Consolidated Financial Statements included in Item 8. We believe the following accounting policies are critical to understanding our results of operations and affect the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements that are inherently uncertain:

Revenue Recognition

The Company recognizes revenue for temporary services at the time services are provided and revenue is recorded on a time and materials basis. Temporary contracting revenue is reported on a gross basis when the Company acts as the principal in the transaction and is at risk for collection in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenues Gross as a Principal Versus Net as an Agent.” The Company’s revenues are derived from its gross billings, which are based on (i) the payroll cost of its worksite employees; and (ii) a markup computed as a percentage of the payroll cost.

The Company recognizes revenue for permanent placements based on the nature of the fee arrangement. Revenue generated when the Company permanently places an individual with a client on a contingent basis is recorded at the time of acceptance of employment, net of an allowance for estimated fee reversals. Revenue generated when the Company permanently places an individual with a client on a retained basis is recorded ratably over the period services are rendered, net of an allowance for estimated fee reversals.

The EITF reached a consensus on Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus provides that the presentation of taxes on either a gross or net basis is an accounting policy decision. The Company collects various taxes assessed by governmental authorities and records these amounts on a net basis.

Accounts Receivable

The Company’s accounts receivable balances are composed of trade and unbilled receivables. The Company maintains an allowance for doubtful accounts and makes ongoing estimates as to the collectability of the various receivables. If the Company determines that the allowance for doubtful accounts is not adequate to cover estimated losses, an expense to provide for doubtful accounts is recorded in selling, general and administrative expenses. If an account is determined to be uncollectible, it is written off against the allowance for doubtful accounts. Management’s assessment and judgment are vital requirements assessing the ultimate realization of these receivables, including the current credit-worthiness, financial stability and effect of market conditions on each customer.

Income Taxes

We account for income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), as amended. This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting of income taxes.

As of December 31, 2008, we had current net deferred tax assets of $4,861 and non-current net deferred tax assets of $1,506. The calculation of net deferred tax assets assumes sufficient future earnings for the realization of such assets as well as the continued application of currently anticipated tax rates. Included in net deferred tax assets is a valuation allowance of $146,764 for deferred tax assets where management believes it is more likely than not that the deferred tax assets will not be realized in the relevant jurisdiction. Based on our assessments, no additional valuation allowance is required. If we determine that a deferred tax asset will not be realizable, an adjustment to the deferred tax asset will result in a reduction of earnings at that time.

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) - an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a two-step evaluation process for tax positions taken or expected to be taken in a tax return. The first step is recognition and the second is measurement. FIN 48 also provides guidance on derecognizing, measurement, classification, disclosures, transition and accounting for interim periods. In May 2007, the FASB issued FASB Staff Position (“FSP”) No. 48-1, “Definition of Settlement in FASB Interpretation No. 48, an amendment of FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” (“FSP No. FIN 48-1”). FSP No. FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

We adopted FIN 48 effective January 1, 2007. As a result, we recognized an increase in the liability for unrecognized tax benefits, interest and penalties of $3,537 (net of tax effect), which, as required, was accounted for as a reduction to the January 1, 2007 balance of retained earnings. The cumulative effect of the adjustment consisted of $1,969 for income taxes related to both foreign and U.S. state and local jurisdictions, $671 of interest and $897 of penalties related to uncertain tax benefits. Accrued interest and penalties were $1,568 as of January 1, 2007. The Company had approximately $5,884 and $6,890 of unrecognized tax benefits, excluding interest and penalties of $1,625 and $2,019, which if recognized in the future, would affect the annual effective income tax rate as of December 31, 2008 and 2007, respectively. See Note 11 to the Consolidated Financial Statements for further information regarding FIN 48. We elected to continue our historical practice of classifying applicable interest and penalties as a component of the provision for income taxes.

We provide tax reserves for Federal, state, local and international exposures relating to periods subject to audit. The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing, and is a critical estimate. We assess our tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest and penalties have also been recognized. Although the outcome relating to these exposures are uncertain, we believe that our reserves reflect the probable outcome of known tax contingencies. In certain circumstances, the ultimate outcome of exposures and risks involves significant uncertainties which render them inestimable. If actual outcomes differ materially from these estimates, including those that cannot be quantified, they could have a material impact on our results of operations.

Contingencies

The Company is subject to proceedings, lawsuits and other claims related to labor, service and other matters. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters and potential ranges of probable losses. The Company makes a determination of the amount of reserves required, if any, for these contingencies after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter, new developments externally in matters with other companies similar to those we have or changes in approach, such as a change in settlement strategy in dealing with these matters.

Goodwill

Under SFAS No. 142, the Company is required to test goodwill and indefinite-lived intangible assets for impairment on an annual basis as of October 1, or more frequently if circumstances indicate that its carrying value might exceed its current fair value.

SFAS No. 142 requires a two-step process to identify potential goodwill impairment and to measure the amount of the impairment loss to be recognized, if applicable. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, then goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. In contrast, if the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any.

Step two of the impairment test, if necessary, consists of determining the implied fair value of each reporting unit’s goodwill. In calculating the implied fair value of goodwill, the fair values of the reporting units are allocated to all of the other assets and liabilities of the reporting units based on their fair values. The excess of the fair value of each reporting unit over the amounts assigned to its other assets and liabilities is equal to the implied fair value of its goodwill. The goodwill impairment is measured as the excess of the carrying amount of goodwill over its implied fair value.

A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. Based on SFAS No. 142 accounting guidance, the Company determined that Hudson North America, Netherlands, China, France and Ukraine are our reporting units, which carry goodwill.

To estimate the fair value of a reporting unit, the Company utilized the income approach, a valuation technique, which indicates the fair value of the invested capital of a reporting unit based on the value of the cash flows that it is expected to generate in the future. The discounted cash flow method, an application of the income approach, estimates the future cash flows of the reporting unit and discounts these cash flows to their present value equivalents at a rate of return that considers the relative risk of achieving the cash flows and the time value of money. These cash flows indicate the fair value of the invested capital of the reporting unit on a marketable, controlling basis.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates, operating margins, corporate overhead allocations, cash flow adjustments related to capital expenditures, and working capital investments and risk-adjusted discount rates used to calculate the present value of the projected future cash flows. We base our fair value estimates on assumptions we believe to be reasonable.

The Company also considers the market approach, which indicates the fair value of the invested capital of the Company based on the Company’s market capitalization. We use the quoted market price method to estimate the fair value of the Company based on the quoted market price in the active markets (NASDAQ). We estimate the Company’s market capitalization by multiplying the quoted per share market price by the number of shares outstanding. As an additional measure, the Company reconciles the aggregate fair value of all its reporting units as determined by the discounted cash flow method with its total market capitalization to determine the reasonableness of the fair value calculations.

Intangibles and Long-lived Assets

The Company evaluates the recoverability of the carrying value of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its businesses are sufficient to recover the existing unamortized cost of its long-lived assets. If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by discounting the cash flows using its weighted average cost of capital. The amount of the impairment is written-off against earnings in the period in which the impairment has been determined in accordance with SFAS No. 144.

Business Reorganization and Merger and Integration Plans

The Company has recorded significant charges and accruals in connection with its business reorganization, merger and integration plans. These reserves include estimates pertaining to lease termination payments, employee termination benefits and contract cancellation costs resulting from its actions. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates.

Foreign Currency Translation

The financial position and results of operations of the Company’s international subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statements of Operations accounts are translated at the average rate of exchange prevailing during each period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the other comprehensive income (loss) account in stockholders’ equity, other than translation adjustments on short-term inter-company balances, which are included in other income (expense). Gains and losses resulting from other foreign currency transactions are included in other income (expense). Inter-company receivable balances of a long-term investment nature are considered part of the Company’s permanent investment in a foreign jurisdiction and the gains or losses on these balances are reported in other comprehensive income.

Self-Insurance Liabilities

The Company utilizes a combination of insurance and self insurance for employee related health care benefits (a portion of which is paid by its employees). Self-insurance claims filed and claims incurred but not reported are accrued based upon our estimates of ultimate cost for self-insured claims incurred using actuarial assumptions followed in the insurance industry and historical experience. Liabilities associated with the risks that the Company retains are estimated by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Although the Company’s claims experience has not displayed substantial volatility in the past, actual experience could materially vary from its historical experience in the future. Factors that affect these estimates include, but are not limited to, inflation, the number and severity of claims and regulatory changes. In the future, if the Company concludes an adjustment to self insurance accruals is required, the liability will be adjusted accordingly.

Stock-Based Compensation

Under SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), the Company uses the Black-Scholes option pricing model to determine the fair value of its stock options. The Black-Scholes model includes various assumptions, including the expected life of stock options, the expected risk free interest rate and the historic volatility of the Company’s stock price. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company. As a result, if other assumptions had been used, total stock-based compensation cost, as determined in accordance with SFAS No. 123R could have been materially impacted. Furthermore, if the Company uses different assumptions for future grants, stock-based compensation cost could be materially impacted in future periods.

The Company determines its assumptions for the Black-Scholes option pricing model in accordance with SFAS No. 123R and Staff Accounting Bulletin ( No. 107, “Interaction between Statement of Financial Accounting Standards Statement No. 123 (revised 2004), Share-Based Payment and certain Securities and Exchange Commission rules and regulations and provides the staffs views regarding the valuation of share-based payment arrangements for public companies” (“SAB No. 107”).

•	The expected term of stock options is estimated using the simplified method since the Company currently does not have sufficient stock option exercise history.

•	The expected risk free interest rate is based on the U.S. Treasury constant maturity interest rate which term is consistent with the expected term of the stock options.

•	The expected volatility is based on the historic volatility.

In December 2007, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 110, “Certain Assumptions Used in Valuation Methods – Expected Term” (“SAB No. 110”). SAB No.110 allows companies to continue to use the simplified method, as defined in SAB No. 107, to estimate the expected term of stock options under certain circumstances. The simplified method for estimating expected term uses the mid-point between the vesting term and the contractual term of the stock option. We have analyzed the circumstances in which the use of the simplified method is allowed. We have opted to use the simplified method for stock options we granted in 2008 because management believes that the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time the Company’s shares of common stock have been publicly traded.

For awards with graded vesting conditions, the values of the awards are determined by valuing each tranche separately and expensing each tranche over the required service period. The Company is required to record stock-based compensation expense net of estimated forfeitures. The Company estimated its forfeiture rate based on historical data. The future forfeiture rate could differ from these estimates.

Recent Accounting Pronouncements

In November 2008, the FASB ratified EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets,” (“EITF 08-7”). EITF 08-7 applies to defensive intangible assets, which are acquired intangible assets that the acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. As these assets are separately identifiable, EITF 08-7 requires an acquiring entity to account for defensive intangible assets as a separate unit of accounting. Defensive intangible assets must be recognized at fair value in accordance with SFAS No. 141R and SFAS No. 157. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of the adoption of EITF 08-7 on its results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree, and the goodwill acquired in a business combination. SFAS No. 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the impact of adopting SFAS No. 141R on its results of operations or financial condition.

In February 2007, the FASB issued FSAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings each reporting period. The Company adopted SFAS No. 159 on January 1, 2008 and the adoption did not have a material impact on its results of operations or financial condition as the Company did not elect to apply the option to measure any of its financial assets or liabilities at fair value.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of SFAS No. 157 did not have a material impact on its results of operations or financial condition. In February 2008, FASB issued FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP 157-3”), which applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157. FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and defines additional key criteria in determining the fair value of a financial asset when the market for that financial asset is not active. The adoption of SFAS No. 157 for financial assets and liabilities and FSP No. 157-3 did not have a material effect on the Company’s results of operations or financial condition. The Company does not currently expect the adoption of FSP No. 157-2 for nonfinancial assets and nonfinancial liabilities to have a material impact on its results of operations or financial condition.

Results of Operations

The following table sets forth the Company’s revenue, gross margin, operating (loss) income, (loss) income from continuing operations, net (loss) income, temporary contracting revenue, direct costs of temporary contracting revenue, temporary contracting gross margin, and gross margin as a percentage of revenue for the years ended December 31, 2008, 2007 and 2006 (dollars in thousands). See Note 16 to the Consolidated Financial Statements for EBITDA segment and reconciliation information.

	For The Year Ended December 31,
	2008	2007	2006
Revenue:
Hudson Americas	$273,648	$291,525	$306,732
Hudson Europe	407,828	462,959	450,752
Hudson Asia Pacific	389,566	409,082	382,000

Total	$1,071,042	$1,163,566	$1,139,484

Gross margin:
Hudson Americas	$75,016	$87,494	$91,469
Hudson Europe	212,603	233,980	204,039
Hudson Asia Pacific	167,367	174,966	148,705

Total	$454,986	$496,440	$444,213

Operating (loss) income:
Hudson Americas	$(44,441)	$(8,510)	$(13,902)
Hudson Europe	(5,285)	24,289	14,181
Hudson Asia Pacific	8,441	30,681	25,706
Corporate expenses	(29,498)	(27,465)	(31,813)

Total	$(70,783)	$18,995	$(5,828)

(Loss) income from continuing operations	$(73,096)	$5,528	$(8,855)

Net (loss) income	$(74,318)	$14,981	$20,428

TEMPORARY CONTRACTING DATA (a):
Temporary contracting revenue:
Hudson Americas	$260,632	$267,465	$277,808
Hudson Europe	236,214	268,791	295,454
Hudson Asia Pacific	260,831	272,939	267,074

Total	$757,677	$809,195	$840,336

Direct costs of temporary contracting:
Hudson Americas	$198,396	$202,211	$213,777
Hudson Europe	182,328	209,842	234,016
Hudson Asia Pacific	214,718	224,309	222,755

Total	$595,442	$636,362	$670,548

Temporary contracting gross margin:
Hudson Americas	$62,236	$65,254	$64,031
Hudson Europe	53,886	58,949	61,438
Hudson Asia Pacific	46,113	48,630	44,319

Total	$162,235	$172,833	$169,788

Gross margin as a percent of revenue:
Hudson Americas	23.9%	24.4%	23.0%
Hudson Europe	22.8%	21.9%	20.8%
Hudson Asia Pacific	17.7%	17.8%	16.6%

(a)	Temporary contracting gross margin and gross margin as a percent of revenue are shown to provide additional information on the Company’s ability to manage its cost structure and provide further comparability relative to the Company’s peers. Temporary contracting gross margin is derived by deducting the direct costs of temporary contracting from temporary contracting revenue. The Company’s calculation of gross margin may differ from those of other companies.

Constant Currency

The Company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in reported revenue, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The Company’s management reviews and analyzes business results in constant currency and believes these results better represent the Company’s underlying business trends without distortion due to currency fluctuations.

The Company believes that these calculations are a useful measure, indicating the actual change in operations, since changes in currency translation rates are outside the control of local management. Earnings from subsidiaries have not historically been repatriated to the United States, although the Company paid dividends from foreign subsidiaries to the United States in 2008 and 2007. There are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the Company’s economic condition (dollars in thousands).

The Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

	For The Year Ended December 31,
	2008			2007
	As reported	Currency translation	Constant currency	As reported
Revenue:
Hudson Americas	$273,648	$(85)	$273,563	$291,525
Hudson Europe	407,828	6,167	413,995	462,959
Hudson Asia Pacific	389,566	(8,854)	380,712	409,082

Total	1,071,042	(2,772)	1,068,270	1,163,566

Direct costs:
Hudson Americas	198,632	(6)	198,626	204,031
Hudson Europe	195,225	8,432	203,657	228,979
Hudson Asia Pacific	222,199	(3,436)	218,763	234,116

Total	616,056	4,990	621,046	667,126

Gross margin:
Hudson Americas	75,016	(79)	74,937	87,494
Hudson Europe	212,603	(2,265)	210,338	233,980
Hudson Asia Pacific	167,367	(5,418)	161,949	174,966

Total	$454,986	$(7,762)	$447,224	$496,440

Selling, general and administrative (a):
Hudson Americas	$75,647	$(111)	$75,536	$95,512
Hudson Europe	195,428	(1,566)	193,862	207,254
Hudson Asia Pacific	147,891	(4,190)	143,701	144,301
Corporate	28,499	-	28,499	26,803

Total	$447,465	$(5,867)	$441,598	$473,870

(a)	Selling, general and administrative expenses include the following captions on the Consolidated Statements of Operations: salaries and related, office and general, acquisition-related expenses, marketing and promotion, and depreciation and amortization.

Hudson Americas

Hudson Americas’ revenue was $273.6 million for the year ended December 31, 2008, as compared to $291.5 million for 2007, a decrease of $17.9 million (6.1%). Revenues decreased primarily due to decreases of $10.0 million (43.2%) in permanent recruitment services and $6.8 million (2.6%) in contracting revenue. About half of the decline in permanent recruitment services was due to a decision of a specific client to bring an outsourced recruitment function in-house. The decrease in contracting revenue was primarily due to decreases in Information Technology of $22.2 million (27.6%) and Financial Solutions of $9.7 million (23.3%) as clients bought fewer outside services in response to economic conditions. These decreases were partially offset by an increase in Legal Services of $23.8 million (16.3%). Financial Solutions also closed certain offices in 2007, with the effect realized for a full year in 2008.

Hudson Americas’ direct costs were $198.6 million for the year ended December 31, 2008, as compared to $204.0 million for 2007, a decrease of $5.4 million (2.6%). The decrease in direct costs was consistent with the decrease in Hudson Americas’ contracting revenue as noted above.

Hudson Americas’ gross margin was $75.0 million for the year ended December 31, 2008, as compared to $87.5 million for 2007, a decrease of $12.5 million (14.3%). Contracting and permanent recruitment gross margins in 2008 were $62.2 million and $13.1 million, respectively. The decrease in gross margin resulted from the greater decrease in permanent recruitment service revenue compared to contracting service revenue. Gross margin, as a percentage of revenue, was 27.4% for the year ended December 31, 2008, compared to 30.0% for 2007. The decrease in gross margin resulted primarily from $8.4 million (39.2%) and $3.0 million (4.6%) decreases in permanent recruitment and contracting gross margin, respectively. The decrease in permanent recruitment gross margin was a direct result of the decrease in permanent recruitment revenue as noted above. The decrease in contracting gross margin consisted of decreases in Information Technology of $5.1 million (26.8%) and Financial Solutions of $2.8 million (21.9%), partially offset by an increase in Legal Services of $4.7 million (15.3%), in each case as a result of the factors mentioned above.

Hudson Americas’ selling, general and administrative expenses were $75.6 million for the year ended December 31, 2008, as compared to $95.5 million for 2007, a decrease of $19.9 million (20.8%). Selling, general and administrative expenses as a percentage of revenue decreased to 27.6% for the year ended December 31, 2008, compared to 32.8% for 2007. The decrease in selling, general and administrative expenses was primarily due to decreases in sales compensation of $11.0 million (20.7%), support staff salaries of $4.2 million (32.7%) and professional and other fees of $2.5 million (55.7%). The decrease in sales compensation resulted, in part, from the recognition of a non-recurring $3.6 million non-cash acquisition-related charge during 2007, our 2008 reorganization plan and an improved focus on productivity. The decrease in support staff salaries was primarily related to our 2008 reorganization program.

Hudson Americas incurred $3.1 million of reorganization expenses during the year ended December 31, 2008, as compared to $0.5 million for 2007. Reorganization expenses incurred during the year ended December 31, 2008 included severance costs and costs relating to terminating a number of contracts, including exiting several leases in the U.S., related to the Company’s 2008 reorganization program and final adjustments for lease termination costs related to the Company’s 2006 reorganization program.

Based on the results of the annual impairment test that was commenced on October 1, 2008 and updated through December 31, 2008, the Company recorded, for 2008, a non-cash charge of $38.2 million for the impairment of goodwill related to Hudson Americas. The Company also recorded for 2008 a $2.2 million write down of other long-term assets and $0.4 million of impairment charges for intangible assets.

Hudson Americas’ EBITDA was a loss of $39.8 million for the year ended December 31, 2008, as compared to a loss of $4.2 million for 2007, an increase in EBITDA loss of $35.6 million. The increase in EBITDA loss resulted primarily due to the goodwill, intangible assets and other long-term asset impairment charges of $40.8 million, as described above. Hudson Americas’ EBITDA loss as a percentage of revenue increased to 14.5% for the year ended December 31, 2008, compared to 1.4% for 2007.

Hudson Americas’ operating loss was $44.4 million for the year ended December 31, 2008, as compared to an operating loss of $8.5 million for 2007, an increase in operating loss of $35.9 million. The increase in the operating loss resulted primarily from the same factors as discussed above with respect to EBITDA. Hudson Americas’ operating loss as a percentage of revenue increased to 16.2% for the year ended December 31, 2008, compared to 2.9% for 2007.

Hudson Europe

Hudson Europe’s revenue was $407.8 million for the year ended December 31, 2008, as compared to $463 million for 2007, a decrease of $55.1 million (11.9%). On a constant currency basis, Hudson Europe’s revenue decreased $49.0 million (10.6%), during the year ended December 31, 2008, as compared to 2007. The largest decrease in revenue, as measured in constant currency, was $28.5 million (12.6%) from temporary contracting in the U.K. followed by $23.6 million (29.2%) from permanent recruitment services in the U.K. These decreases were partially offset by increases in temporary contracting revenue of $6.4 million (15.3%) and talent management consulting services revenue of $1.8 million (5.2%) in Continental Europe. The increases in Continental Europe were primarily due to increases in France of $3.6 million (13.0%), the Netherlands of $3.0 million (7.1%) and Belgium of $1.6 million (3.4%). The increase in France was the result of increased branding, practice specialization and commercial wins with large clients, as well as the successful integration of the Coread Talent Management Business following its February 2008 acquisition. The increase in the Netherlands was the result of continued demand in the public sector for Hudson Europe’s services, mainly in the technical and infrastructure engineering areas.

Hudson Europe’s direct costs were $195.2 million for the year ended December 31, 2008, as compared to $229 million for 2007, a decrease of $33.8 million (14.7%). On a constant currency basis, direct costs decreased $25.3 million (11.1%), for the year ended December 31, 2008, as compared to 2007. The decrease in direct costs, as measured in constant currency, was consistent with the decrease in contracting revenue, primarily in the U.K. of $23.6 million.

Hudson Europe’s gross margin was $212.6 million for the year ended December 31, 2008, as compared to $234 million for 2007, a decrease of $21.4 million (9.1%). On a constant currency basis, gross margin decreased $23.6 million (10.1%), during the year ended December 31, 2008, as compared to 2007. As measured in constant currency, Hudson Europe’s gross margin, as a percentage of revenue, was 50.8% for the year ended December 31, 2008, compared to 50.5% for 2007. The decrease in gross margin, as measured in constant currency, resulted primarily from a decrease in the U.K. of $28.8 million (22.1%), partially offset by increases in France of $3.2 million (11.7%), Belgium of $0.7 million (1.6%) and the Netherlands of $0.4 million (3.0%).

Hudson Europe’s selling, general and administrative expenses were $195.4 million for the year ended December 31, 2008, as compared to $207.3 million for 2007, a decrease of $11.8 million (5.7%). On a constant currency basis, selling, general and administrative expenses decreased $13.3 million (6.5%), for the year ended December 31, 2008, as compared to 2007. As measured in constant currency, Hudson Europe’s selling, general and administrative expenses, as a percentage of revenue, were 46.8% for the year ended December 31, 2008, compared to 44.7% for 2007. The decrease in selling, general and administrative expenses, as measured in constant currency, was driven primarily by lower sales staff compensation of $9.7 million (7.8%), travel and entertainment costs of $1.8 million (29.6%), and marketing and promotional expenses of $1.1 million (11.5%). These decreases were partially offset by an increase in support staff compensation of $1.8 million (9.7%). Lower sales staff compensation was the result of a reduction in fee earner headcount and lower bonus payments driven by the lower level of business. Support staff compensation increased due to transitional management arrangements in the Netherlands, additional operational management in the U.K. and regional European personnel.

Hudson Europe incurred $2.9 million of reorganization expenses during the year ended December 31, 2008, as compared to $2.4 million for 2007. Reorganization expenses incurred during the year ended December 31, 2008 included severance costs and costs for the reorganization of certain support functions related to the Company’s 2008 reorganization program.

Based on the results of the annual impairment test that was commenced on October 1, 2008 and updated through December 31, 2008, the Company recorded, for 2008, a non-cash charge of $19.6 million for the impairment of goodwill related to Hudson Europe.

Hudson Europe’s EBITDA was $0.5 million for the year ended December 31, 2008, as compared to EBITDA of $30.3 million for 2007. On a constant currency basis, EBITDA decreased $32.9 million for the year ended December 31, 2008, as compared to 2007. As measured in constant currency, Hudson Europe’s EBITDA, as a percentage of revenue, was 0.6% for the year ended December 31, 2008, compared to 6.6% for 2007. The decrease in EBITDA, as measured in constant currency, resulted primarily from the $19.6 million impairment of goodwill and a $9.0 million reduction in EBITDA in the U.K for the reasons discussed above.

Hudson Europe’s operating loss was $5.3 million for the year ended December 31, 2008, as compared to operating income of $24.3 million for 2007. On a constant currency basis, operating income decreased $32.7 million for the year ended December 31, 2008, as compared to 2007. Hudson Europe’s operating loss, as a percentage of revenue, was 2.0% for the year ended December 31, 2008, compared operating income as a percentage of revenue of 5.3% for 2007. The decrease in operating income, as measured in constant currency, resulted primarily from the same factors as discussed above with respect to EBITDA.

Hudson Asia Pacific

Hudson Asia Pacific’s revenue was $389.6 million for the year ended December 31, 2008, as compared to $409.1 million for 2007, a decrease of $19.5 million (4.8%). On a constant currency basis, Hudson Asia Pacific’s revenue decreased $28.4 million (6.9%), during the year ended December 31, 2008, as compared to 2007. Australia accounted for the largest decrease in revenue, as measured in constant currency, which principally resulted from decreases in contracting revenue of $7.3 million (3.5%), permanent recruitment services of $6.0 million (9.1%) and talent management consulting service of $2.8 million (19.1%). The decreases in Australia were primarily due to our withdrawal from low margin business, lower demand earlier in the year for outplacement services and weaker economic conditions. New Zealand’s contracting and permanent recruitment revenues decreased by $7.8 million (12.7%) and $2.6 million (21.3%), respectively, primarily attributed to declining economic conditions in the latter part of 2008.

Hudson Asia Pacific’s direct costs were $222.2 million for the year ended December 31, 2008, as compared to $234.1 million for 2007, a decrease of $11.9 million (5.1%). On a constant currency basis, direct costs decreased $15.4 million (6.6%) for the year ended December 31, 2008, as compared to 2007. The decrease in direct costs was consistent with the decrease in contracting revenue as noted above.

Hudson Asia Pacific’s gross margin was $167.4 million for the year ended December 31, 2008, as compared to $175 million for 2007, a decrease of $7.6 million (4.4%). On a constant currency basis, gross margin decreased $13 million (7.4%) for the year ended December 31, 2008, as compared to 2007. As measured in constant currency, gross margin, as a percentage of revenue, was 42.5% for the year ended December 31, 2008, compared to 42.8% for 2007. The decrease in gross margin resulted primarily from the larger decline in permanent recruitment revenue compared to temporary contracting revenue in Australia of $5.8 million (8.9%) related to permanent recruitment service. Decreases in New Zealand’s permanent recruitment services and contract services of $2.6 million (21.2%) and $1.9 million (16.5%), respectively, also contributed to the decline in gross margin. Gross margin in Asia remained flat when compared to 2007.

Hudson Asia Pacific’s selling, general and administrative expenses were $147.9 million for the year ended December 31, 2008, compared to $144.3 million for 2007, an increase of $3.6 million (2.5%). On a constant currency basis, selling, general and administrative expenses decreased $0.6 million (0.4%) for the year ended December 31, 2008, as compared to 2007. Selling, general and administrative expenses, as a percentage of revenue, were 37.7% for the year ended December 31, 2008, compared to 35.3% for 2007. The decrease in selling, general and administrative expenses was less than proportional to the decline in gross margin as a result of certain investments made earlier in the year, including a new office in Beijing.

Hudson Asia Pacific incurred $4.3 million of reorganization expenses during the year ended December 31, 2008, as compared to none for 2007. Reorganization expenses incurred during the year ended December 31, 2008 included severance costs and contract termination costs related to the Company’s 2008 reorganization program.

Based on the results of the annual impairment test that was commenced on October 1, 2008 and updated through December 31, 2008, the Company recorded, for 2008, a non-cash charge of $6.7 million for the impairment of goodwill related to Hudson Asia Pacific.

Hudson Asia Pacific’s EBITDA was $12.5 million for the year ended December 31, 2008, compared to $34.4 million for 2007, a decrease of $21.9 million or 63.7%. On a constant currency basis, EBITDA decreased $23.1 million, or 67.1%, for the year ended December 31, 2008, compared to 2007. EBITDA, as a percentage of revenue, was 3.0% for the year ended December 31, 2008, compared to 8.4% for 2007. The decrease in EBITDA was primarily due to reduced business levels as described above, the goodwill impairment charge of $6.7 million and reorganization charges of $4.3 million.

Hudson Asia Pacific’s operating income was $8.4 million for the year ended December 31, 2008, as compared to $30.7 million for 2007, a decrease of $22.2 million (72.5%). On a constant currency basis, operating income decreased $23.3 million for the year ended December 31, 2008, compared to 2007. Operating income, as a percentage of revenue, was 1.9% for the year ended December 31, 2008, compared to 7.5% for 2007. The decrease in operating income, as measured in constant currency, resulted primarily from the same factors as discussed above with respect to EBITDA.

Corporate and Other

Corporate expenses were $28.5 million for the year ended December 31, 2008, as compared to $26.8 million for 2007, an increase of $1.7 million or 6.3%. This increase was due to higher professional fees of $5.3 million and the resolution of outstanding litigation of $1.3 million and was partially offset by decreases in support staff compensation of $2.4 million, travel related expenses of $1.5 million and marketing and promotion costs of $0.4 million as compared to 2007.

Other income was $3.3 million for the year ended December 31, 2008, as compared to $3.4 million in 2007. Other income in 2008 primarily consisted of foreign exchange gains compared to 2007, which included a gain on the sale of the U.K. office and support services business.

Interest income, net was $1.1 million for the year ended December 31, 2008, compared to $0.7 million for 2007. The increase was primarily due to the Company’s lower borrowings under its credit facility during the year ended December 31, 2008, compared to 2007, resulting in reduced interest expense.

Provision for Income Taxes

The provision for income taxes for the year ended December 31, 2008 was $6.7 million on a $66.4 million loss from continuing operations, as compared to a provision of $17.5 million on $23 million of income from continuing operations for 2007. The effective rate differs from the statutory rate due to the tax impact of U.S. and foreign tax losses for which the Company receives no benefit of $15.7 million, nondeductible goodwill impairment charges of $9.3 million, taxes related to foreign income of $1.2 million, other nondeductible expenses of $4.4 million and a net benefit for state and local taxes of $0.7 million. Our effective rate will change from year to year based on non-recurring and recurring factors including, but not limited to, the geographical mix of earnings, enacted tax legislation, state and local taxes, and tax audit settlements. The effective rate for income taxes for the year ended December 31, 2008 was -10.1% as compared to 76% for 2007.

Net (Loss) Income from Continuing Operations

Net loss from continuing operations was $73.1 million for the year ended December 31, 2008, as compared to a net income of $5.5 million for 2007. The net loss for the year ended December 31, 2008 included non-cash charges of $67.1 million related to impairment of goodwill and intangible assets and a write down of long-term assets. Basic and diluted loss per share from continuing operations were $2.9 for the year ended December 31, 2008, as compared to basic and diluted earnings per share of $0.22 and 0.21, respectively, for 2007.

Discontinued Operations

Net loss from discontinued operations was $1.2 million for the year ended December 31, 2008 and related principally to ETS, Japan, and Italy. Included in this amount were operating losses from discontinued operations of $8.1 million, which included charges of $2.8 million primarily for the settlement of retained liabilities of ETS, as well as the cost of final liquidation of the Highland entities of $1.9 million. Net operating loss from discontinued operations was partially offset by net income from Highland and BPM. Included in this amount was $5.4 million of gains on sale consisting principally of $3.4 million for Highland due to its achievement of certain 2007 metrics as defined in the sale agreement and a $2.7 million gain on the sale of BPM, partially offset by a $0.7 million loss on sale of ETS. Net loss from discontinued operations was also impacted by an income tax benefit of $3.3 million principally associated with the wind down of the Highland business. Net income from discontinued operations was $9.5 million for the year ended December 31, 2007. Basic and diluted loss per share from discontinued operations were $0.05 for the year ended December 31, 2008, as compared to basic and diluted earnings per share of $0.37 for 2007.

Net (Loss) Income

Net loss was $74.3 million for the year ended December 31, 2008, compared to net income of $15.0 million for 2007. Basic and diluted loss per share were $2.95 for the year ended December 31, 2008 compared to basic earnings per share of $0.59 and diluted earnings per share of $0.58 for the year ended December 31, 2007.

The Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

	For The Year Ended December 31,
	2007			2006
	As reported	Currency translation	Constant currency	As reported
Revenue:
Hudson Americas	$291,525	$(240)	$291,285	$306,732
Hudson Europe	462,959	(37,588)	425,371	450,752
Hudson Asia Pacific	409,082	(40,321)	368,761	382,000

Total	1,163,566	(78,149)	1,085,417	1,139,484

Direct costs:
Hudson Americas	204,031	(61)	203,970	215,263
Hudson Europe	228,979	(18,556)	210,423	246,713
Hudson Asia Pacific	234,116	(24,433)	209,683	233,295

Total	667,126	(43,050)	624,076	695,271

Gross margin:
Hudson Americas	87,494	(179)	87,315	91,469
Hudson Europe	233,980	(19,032)	214,948	204,039
Hudson Asia Pacific	174,966	(15,888)	159,078	148,705

Total	$496,440	$(35,099)	$461,341	$444,213

Selling, general and administrative (a):
Hudson Americas	$95,512	$(197)	$95,315	$101,899
Hudson Europe	207,254	(17,053)	190,201	187,364
Hudson Asia Pacific	144,301	(12,954)	131,347	122,312
Corporate	26,803	-	26,803	31,120

Total	$473,870	$(30,204)	$443,666	$442,695

(a)	Selling, general and administrative expenses include the following captions on the Consolidated Statements of Operations: salaries and related, office and general, acquisition-related expenses, marketing and promotion, and depreciation and amortization.

Hudson Americas

Hudson Americas’ revenue was $291.5 million for the year ended December 31, 2007, down 5.0% from $306.7 million for 2006. Revenues decreased against the prior year in both contract staffing services (68% of the total decline) and permanent placement (32% of the total decline). Contracting revenue was down 4% and permanent placement revenue was down 15% compared to 2006. The decrease in contracting revenue was primarily due to decreases in Information Technology (9%) and Financial Solutions (12%), partially offset by an increase in Legal (1%). The largest decreases in permanent placement revenue were in Management Search (19%) and Financial Solutions (23%).

Hudson Americas’ direct costs for the year ended December 31, 2007 were $204.0 million compared to $215.3 million for 2006, a decrease of 5.2%. The decrease in direct costs was consistent with the decrease in Hudson Americas’ temporary contracting revenue in 2007 compared to 2006.

Hudson Americas’ gross margin for the year ended December 31, 2007 was $87.5 million, lower by $3.9 million, or 4.3%, from $91.5 million for the year ended December 31, 2006. The $87.5 million gross margin included temporary contracting gross margin of $65.3 million and permanent placement gross margin of $21.5 million. The decrease in gross margin of $3.9 million was primarily from a decrease of $4.8 million in permanent placement partially offset by an increase in temporary contracting margin of $1.2 million. The decrease in permanent placement was primarily Management Search (24%), Financial Solutions (24%) and Legal Services (16%). The increase in the temporary contracting gross margin was within Information Technology (5%) and Legal Services (2%), partially offset by a decrease in Financial Solutions (7%). Total gross margin as a percentage of revenue was 30.0% for the year-ended December 31, 2007 versus 29.8% for the same period in 2006. The increase in gross margin as a percentage of revenue was attributable to the increase in temporary contracting gross margin as a percentage of revenue (24.4% in 2007 compared to 23.0% in 2006), substantially offset by a decrease in permanent placement gross margin as a percentage of revenue (24.6% in 2007 compared to 28.7% in 2006).

Hudson Americas’ selling, general and administrative expenses were $95.5 million for the year ended December 31, 2007, lower by 7.4% from $103.2 million for 2006. Selling, general and administrative expenses were 32.8% and 33.6% as a percentage of revenue for 2007 and 2006, respectively. The decrease in selling, general and administrative expenses was primarily due to decreases in compensation from lower headcount and lower commission expenses ($4.2 million) associated with the decreases in permanent placement revenue, administrative expenses ($2.7 million) and depreciation and amortization ($2.0 million), partially offset by non-cash compensation related to the JMT acquisition ($3.6 million). For the year ended December 31, 2007, selling, general and administrative expenses included $1.8 million resulting from the completion of the prior period sales tax review, compared to $1.1 million for 2006. Based on current available information, the Company does not believe that there will be any material expense in future periods related to prior period sales tax matters. In 2007, the Company paid approximately $0.6 million of payroll taxes related to new IRS guidance on employee expense reimbursements.

Hudson Americas had reorganization expenses of $0.5 million for the year ended December 31, 2007, compared to $1.3 million in 2006. The 2007 charge related to costs for exiting three leases in the U.S. and final adjustments for employee severance on the Company’s 2006 reorganization program. The Company substantially completed its 2006 reorganization program and does not expect significant expenses related to this program in the future.

Hudson Americas’ EBITDA was a loss of $4.2 million for the year ended December 31, 2007, an improvement of $3.4 million compared to a loss of $7.6 million for 2006. The increase in EBITDA was primarily attributable to lower headcount and lower commission expenses of $4.2 million and lower administrative costs of $2.7 million, offset by acquisition-related expense related to the JMT acquisition of $3.6 million.

Hudson Americas’ operating loss was $8.5 million for the year ended December 31, 2007, an improvement of $5.4 million, compared to an operating loss of $13.9 million for 2006. The improvement was due to the same factors as described above in EBITDA and decreased depreciation and amortization expenses on furniture and fixtures and client lists.

Hudson Europe

Hudson Europe’s revenue was $463 million for the year ended December 31, 2007, up 2.7% from $450.8 million for 2006. On a constant currency basis, Hudson Europe’s revenue decreased approximately 5.6% in 2007 compared to 2006. The largest decrease in constant currency revenue was from lower temporary contracting revenue in the U.K. (19%), including the impact of exiting the U.K. office support and the Scottish industrial businesses (“U.K. Divestitures”) which had revenue of $20.1 million in 2006. The constant currency decrease was partially offset by increases of permanent placement and talent management consulting services in both Belgium (20%) and the U.K. (11%), strong demand for permanent placements in France (17%) and Central and Eastern Europe (19%) and increased temporary contracting billings in the Netherlands (2%).

Hudson Europe’s direct costs for the year ended December 31, 2007 were $229 million, a reduction of $17.7 million, or 7.2%, compared to $246.7 million for 2006. On a constant currency basis, direct costs decreased 14.7% for 2007 in comparison to 2006. The decrease was primarily the result of lower temporary contracting costs in the U.K. (20%), which included the U.K. Divestitures.

Hudson Europe’s gross margin for the year ended December 31, 2007 was $234 million, higher by $29.9 million, or 14.7%, compared to 2006. On a constant currency basis, gross margin as a percentage of revenue was 50.5% for 2007, an increase from 45.3% for 2006, primarily due to a reduction in lower margin business in the U.K., together with the growth in permanent placement and talent management consulting services. On a constant currency basis, gross margin increased by 5.4% for the year ended December 31, 2007 when compared to 2006. Hudson Europe’s largest constant currency increases were in U.K. permanent placement (7%), Belgium (19%), France (17%) and Central and Eastern Europe (21%), partially offset by lower gross margin from temporary contracting (15%) primarily due to the U.K. Divestitures. Hudson Europe’s temporary gross margin as a percentage of temporary contracting revenue increased to 21.9% in 2007 from 20.8% in 2006.

Hudson Europe’s selling, general and administrative expenses were $207.3 million for the year ended December 31, 2007, higher by 10.6% from $187.4 million for 2006. On a constant currency basis, the 2007 selling, general and administrative expenses increased by 1.5% compared to 2006. Selling, general and administrative expenses for 2007 and 2006 were 44.7% and 41.6% as a percentage of revenue, respectively. The largest increases in selling, general and administrative expenses for 2007 came from sales and delivery costs (4%) and support salaries (11%), partially offset by lower depreciation and amortization expense (19%), occupancy costs (8%) and bad debt expense (115%). Acquisition-related expense related to the Balance acquisition was $1.7 million in both 2007 and 2006.

Hudson Europe had reorganization expenses of $2.4 million for the year ended December 31, 2007, compared to $2.5 million in 2006. These expenses related to the costs of exiting leases in the U.K. and in the Netherlands, where the leased space exceeded the current requirements of the business, partially offset by recoveries on older reorganization programs. The Company completed its 2006 reorganization program and expects no further expenses related to this program.

Hudson Europe’s EBITDA was $30.3 million for the year ended December 31, 2007, an increase of $9.3 million compared to $21 million for 2006. Hudson Europe achieved an EBITDA of 6.6% of revenue in 2007 compared to 4.7% in 2006. Key EBITDA contributors included France (143%), Belgium (71%) and Nordics (367%). EBITDA in the U.K. (9%) included the impact of the U.K. Divestitures which had $1.6 million of EBITDA in 2006.

Hudson Europe’s operating income was $24.3 million for the year ended December 31, 2007, compared to $14.2 million for 2006. Hudson Europe’s 2007 improvement in operating results was essentially due to the same factors as discussed above with respect to EBITDA.

Hudson Asia Pacific

Hudson Asia Pacific’s revenue was $409.1 million for the year ended December 31, 2007, up 7.1% from $382 million for 2006. On a constant currency basis, Hudson Asia Pacific’s revenue decreased approximately 3.5% compared to 2006. The largest constant currency revenue decrease came from temporary contracting in Australia (11%), largely due to the continued strategic exit from low margin business. These decreases were offset in part by growth in permanent placement in China (70%), Australia (8%), and Hong Kong (39%). During 2007, the Company acquired TKA, which contributed $2.6 million to China’s $4.4 million constant currency revenue increase for 2007 over 2006.

Hudson Asia Pacific’s direct costs for the year ended December 31, 2007 were $234.1 million, an increase of $0.8 million, or 0.4%, compared to $233.3 million for 2006. On a constant currency basis, direct costs decreased by $23.6 million or (10.1%) compared to 2006. The decrease in direct costs is consistent with the withdrawal from lower margin contracts.

Hudson Asia Pacific’s gross margin for the year ended December 31, 2007 was $175 million, an increase of $26.3 million, or 17.7% from $148.7 million for 2006. On a constant currency basis, gross margin increased by 7 % for the year ended December 31, 2007 when compared to the year ended December 31, 2006. Gross margin, as a percentage of revenue, was 43.1% for 2007, an increase from 38.9% for 2006, primarily due to an increased percentage of total gross margin coming from permanent placement services combined with increased temporary contracting margins. The gross margin increase was from increases in permanent placement in Australia (7%), China (70%), Hong Kong (39%), and Singapore (19%).

Hudson Asia Pacific’s selling general and administrative expenses were $144.3 million for the year ended December 31, 2007, higher by 18% from $122.3 million for 2006. On a constant currency basis, 2007 selling, general and administrative expenses increased by 7.4% compared to 2006. Selling, general and administrative expenses as a percent of revenue were 35.6% and 32% for 2007 and 2006, respectively. The increased expenses in 2007 were the result of increases in China (93%), mainly from the TKA acquisition (41%) and related increased occupancy costs resulting from a relocation to a larger office space during 2007, and Hong Kong (54%) for sales and delivery compensation costs.

Hudson Asia Pacific had nominal reorganization expenses for the year ended December 31, 2007, compared to $0.7 million in 2006. The Company substantially completed its 2006 reorganization program and does not expect significant expenses related to this program in the future.

Hudson Asia Pacific’s EBITDA was $34.4 million for the year ended December 31, 2007, an increase of 20.3%, or $5.8 million, from $28.6 million for 2006. EBITDA as a percentage of revenue increased to 8.5% for 2007 compared to 7.5% in 2006. Australia’s EBITDA as a percentage of revenue increased to 7.7% in 2007 from 6.3% in 2006, primarily due to the continued focus on moving to higher margin business.

Hudson Asia Pacific’s operating income was $30.7 million for the year ended December 31, 2007, an increase of 19.4%, or $5 million, from $25.7 million for 2006. Hudson Asia Pacific’s 2007 improvement in operating results was primarily due to the same factors discussed above, partially offset by higher depreciation and amortization expenses in the region, primarily on amortization of leasehold improvements.

Corporate and Other

Corporate expenses for the year ended December 31, 2007 were $26.8 million compared to $31.1 million for 2006. Corporate expenses in 2007 decreased primarily as a result of lower depreciation and amortization expense ($3.1 million), professional fees ($1.4 million) and marketing expenses ($1.2 million), partially offset by higher travel costs ($1.1 million) and other administrative costs ($1.0 million).

Other non-operating income (expenses), including interest, was $4.1 million for the year ended December 31, 2007, higher by $4.1 million when compared to ($0.07) million for 2006. Interest income for 2007 was $0.6 million compared to an expense of $1.6 million in 2006. Non-operating expense for 2007 included a gain on the sale of the U.K. office and support services.

Provision for Income Taxes

The provision for income taxes for the year ended December 31, 2007 was $17.5 million on income from continuing operations of $23 million, compared with a provision of $3 million on a loss from continuing operations of $5.9 million for 2006. The change in the Company’s tax provision for the year ended December 31, 2007 compared to 2006 was primarily related to increased profits in countries where there are no tax loss carry forwards to offset taxable income. Included in the 2006 tax provision is a release of valuation allowances on tax loss carry forwards against $48.1 million of foreign pretax income. The effective tax rate differs from the U.S. Federal statutory rate of 35%, due to the inability to recognize tax benefits on net U.S. losses, state taxes, non-deductible expenses such as certain acquisition-related payments, variations from the U.S. tax rate in foreign jurisdictions, and taxes on repatriation of foreign profits.

Income from Continuing Operations

Income from continuing operations was $5.5 million for the year ended December 31, 2007, compared to a loss of $8.9 million for 2006. Basic and diluted earnings per share from continuing operations were $0.22 and $0.21, respectively, for the year ended December 31, 2007, compared to basic and diluted loss per share of $0.36 for the year ended December 31, 2006. Basic average shares outstanding increased in 2007 as a result of various employee stock compensation awards that vested or were issued or granted at various times during 2007. For 2006, dilutive earnings per share calculations do not differ from basic earnings per share because the effects of any potential common stock were anti-dilutive and therefore not included in the calculation of dilutive earnings per share.

Discontinued Operations

Italy, Japan, BPM, ETS, HHCS, T&I and the former Highland segment comprise the Company’s discontinued operations. Income from discontinued operations was $9.5 million for year ended December 31, 2007, compared to income of $29.3 million for 2006. The 2007 results include a gain of $6.8 million related to the Australian and Netherlands discontinued operations, compared to the 2006 gain from the sale of Highland of $20.4 million. Basic and diluted earnings per share from discontinued operations were $0.37 for the year ended December 31, 2007, compared to basic and diluted earnings per share of $1.19 for 2006.

Net Income

Net income was $15.0 million for the year ended December 31, 2007, compared to $20.4 million for 2006. Basic and diluted earnings per share were $0.59 and $0.58, respectively, for the year ended December 31, 2007 compared to basic and diluted earnings of $0.83 per share in the year ended December 31, 2006. Basic average shares outstanding increased in 2007 as a result of various employee stock compensation awards that vested or were issued or granted at various times during 2007. For 2006, dilutive earnings per share calculations do not differ from basic earnings per share because the effects of any potential common stock were anti-dilutive and therefore not included in the calculation of dilutive earnings per share. For 2006, the Company used loss from continuing operations as its control number in determining earnings per share.

Liquidity and Capital Resources

The Company’s liquidity needs arise primarily from funding working capital requirements and capital investment in information technology and facilities.

The Company has an Amended and Restated Credit Agreement (the “Credit Agreement”), dated July 31, 2007 with Wells Fargo Foothill, Inc. and another lender. The Company entered into an amendment to the Credit Agreement on December 30, 2008. The Credit Agreement provides the Company with the ability to borrow up to $75.0 million, including the issuance of letters of credit. The Company’s available borrowings under the Credit Agreement are based on an agreed percentage of eligible accounts receivable principally related to the Company’s North America, U.K. and Australia operations, as defined in the Credit Agreement, less required reserves. As of December 31, 2008, the Company’s minimum borrowing base was $55.4 million. As a result of the December 30, 2008 amendment, the Company must maintain a minimum borrowing base of $25.0 million. As of December 31, 2008, the Company had $5.3 million of outstanding borrowings under the Credit Agreement and a total of $5.4 million of outstanding letters of credit, resulting in available borrowings of $19.7 million after deducting the minimum borrowing base. The December 30, 2008 amendment eliminated the minimum EBITDA covenant requiring the Company’s quarterly EBITDA for a trailing twelve-month period to be not less than $25.0 million.

The maturity date of the Credit Agreement is July 31, 2012. Borrowings may be made with an interest rate based on the prime rate plus a margin based on borrowing availability or an interest rate based on the LIBOR rate plus a margin based on borrowing availability. The December 31, 2008 amendment established minimum interest rates and increased the aforementioned prime rate and LIBOR rate margins, thus increasing the interest rates the Company will pay on borrowings under the Credit Agreement. The interest rate on outstanding borrowings was 3.25% as of December 31, 2008. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company.

The Credit Agreement contains various restrictions and covenants, including those that (1) prohibit payments of dividends; (2) limit the Company’s capital expenditures in each fiscal year to $9 million in 2009 and $11.0 million per year thereafter; (3) restrict the ability of the Company to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of the Company; (4) limit dispositions of assets to permitted dispositions in the aggregate not to exceed $15.0 million per year; (5) limit guarantees of indebtedness; (6) limit the Company’s stock repurchases to $11 million between January 1, 2008 and February 28, 2009 and prohibit such repurchases thereafter; and (7) limit the amount of permitted acquisitions to $10.0 million per year. These restrictions and covenants could limit the Company’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions. The Company was in compliance with all covenants under the Credit Agreement as of December 31, 2008.

After January 2009, which is traditionally our lowest revenue generating month in the year, the eligible receivables base under the Credit Agreement reached what we believe to be a temporary low point. The lower borrowing base combined with payments for 2008 annual bonuses and payroll taxes reduced both cash on hand and borrowing availability under the Credit Agreement. As of February 16, 2009, the Company had $11.2 million of outstanding borrowings and $5.2 million of letters of credit resulting in the Company being able to borrow an additional $2.3 million under the Credit Agreement.

The Company filed a shelf registration with the Securities and Exchange Commission in 2004 to enable it to issue up to 1,350,000 shares of its common stock from time to time in connection with acquisitions of businesses, assets or securities of other companies, whether by purchase, merger or any other form of acquisition or business combination. If any shares are issued using this shelf registration, the Company will not receive any proceeds from these offerings other than the assets, businesses or securities acquired.

Cash flows

(In millions)	Fiscal 2008	Fiscal 2007	Fiscal 2006
Net cash (used in) provided by operating activities	$11.9	$37.7	$35.8
Net cash provided by investing activities	4.2	(50.8)	1.9
Net cash provided by (used in) financing activities	(0.7)	4.9	(28.8)
Effect of exchange rates on cash and cash equivalents	(5.4)	2.8	1.6

Net (decrease) increase in cash and cash equivalents	$10.0	$(5.4)	$10.5

The Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Cash Flows Provided by Operating Activities

The Company generated cash from operating activities of $11.9 million for the year ended December 31, 2008, compared to $37.7 million for 2007, a decrease of $25.8 million. The decrease in cash provided by operating activities was primarily due to lower gross margin and net earnings from operations, and $11.9 million in charges related to the lease termination payments, employee termination benefits and contract cancellation costs related to the 2008 business reorganization plan.

Cash Flows Provided by (Used in) Investing Activities

For the year ended December 31, 2008, the Company generated $4.2 million in cash from investing activities compared to cash used in investing activities of $50.8 million for 2007, an increase of $55.0 million. The increase in cash provided by investing activities in 2008 was primarily due to the considerably lower earn-out payment in 2008 ($6.6 million in 2008 compared to $37.5 million in 2007), proceeds from the sale of the non-core ETS business of $11.0 million and BPM business of $6.6 million, the receipt of an earn-out payment related to the sale of Highland of $3.4 million and decreased capital expenditures of $2.7 million.

Cash Flows (Used in) Provided by Financing Activities

For the year ended December 31, 2008, the Company used $0.7 million in financing activities compared to cash provided by financing activities of $4.9 million for 2007, an increase of $5.6 million in cash used in financing activities. The increase in cash used in financing activities in 2008 was primarily due to the purchase of our common stock of $7.5 million and reduced proceeds from the exercise of stock options of $3.2 million, which was primarily offset by an increase in proceeds from net borrowings under the Credit Agreement of $5.3 million.

The Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Cash Flows Provided by Operating Activities

The Company generated cash from operating activities of $37.7 million and $35.9 million for the years ended December 31, 2007 and 2006, respectively. Increased cash provided by operating activities in 2007 compared to 2006 was primarily from an increase of $1.9 million due to lower gains on asset dispositions and lower net earnings, which were offset by collections on accounts receivable and non-cash acquisition-related expenses. Cash flows provided from discontinued operations included in operating activities for the years ended December 31, 2007 and 2006 were $3.1 million and $8.8 million, respectively.

Cash Flows (Used in) Provided by Investing Activities

During the year ended December 31, 2007, the Company used $50.8 million in investing activities compared to cash provided by investing activities of $1.9 million for the year ended December 31, 2006. This increase in cash used in investing activities in 2007 was the result of increases in acquisition payments of $27.3 million, decreased proceeds from the sale of assets of $10.4 million, an increased balance in restricted cash of $2.9 million and increased capital expenditures of $2.0 million. Cash flows used in discontinued operations included in investing activities for the years ended December 31, 2007 and 2006 were $0.1 million and $0.2 million, respectively.

Cash Flows Provided by (Used in) Financing Activities

During the year ended December 31, 2007, the Company provided cash from financing activities of $4.9 million compared to $28.8 million used during the year ended December 31, 2006. The increase in cash generated from financing activities in 2007 was due to a net decrease in payments on borrowings under the Credit Agreement of $30.0 million, decreased payments on long-term debt of $2.5 million and an increase in cash from proceeds from the exercise of stock options of $1.2 million. There were no financing cash flows from discontinued operations for the years ended December 31, 2007 and 2006.

Liquidity Outlook

The Company believes that it has sufficient liquidity to satisfy its needs through at least the next 12 months, based on cash and cash equivalents on hand at December 31, 2008, supplemented by availability under the Credit Agreement. Cash and cash equivalents totaled $49.2 million and $39.2 million, as of December 31, 2008 and December 31, 2007, respectively. The Company’s near-term cash requirements are primarily related to funding operations, a portion of prior year restructuring actions, contingent payments related to prior acquisition earn-out liabilities of between $1-3 million during 2009 and capital expenditures.

The Company believes, however, that the current external market conditions are unprecedented, particularly the access to liquidity and economic deterioration. The Company cannot provide assurance that actual cash requirements will not be greater in the future than those currently expected, especially if market conditions deteriorate substantially. If sources of liquidity are not available or if the Company cannot generate sufficient cash flow from operations, the Company might be required to obtain additional sources of funds through additional operating improvements, capital market transactions, asset sales or financing from third parties, or a combination thereof. The Company cannot provide assurance that these additional sources of funds will be available or, if available, would have reasonable terms.

A substantial portion of the Company’s earnings and cash flow are generated from its foreign subsidiaries. For the most part, these subsidiaries are responsible for funding their own expenses and liabilities. The parent entity is responsible for and incurs expenses related to executive management, corporate governance, human resources, accounting, administration, tax and treasury and is also a source of funding for any necessary cash deficits of its subsidiaries. The parent entity is primarily funded by dividends and management fees from its subsidiaries and access to the Credit Facility discussed above.

Off-Balance Sheet Arrangements.

As of December 31, 2008, the Company had no off-balance sheet arrangements.

Contractual Obligations.

The Company has entered into various commitments that will affect its cash generation capabilities going forward. Particularly, it has entered into several non-cancelable operating leases for facilities and equipment worldwide. Future contractual obligations as of December 31, 2008 are as follows (dollars in thousands) (commitments based in currencies other than U.S. dollars were translated using exchange rates as of December 31, 2008):

Contractual Obligation (a)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations	$33,627	$46,130	$20,001	$32,244	$132,002
Other long term liabilities:
Reorganization expenses	5,724	1,476	-	-	7,200

Total	$39,351	$47,606	$20,001	$32,244	$139,202

(a)	The Company’s other non-current liabilities of $16,904 in the Consolidated Balance Sheet as of December 31, 2008 are primarily comprised of deferred rent, income taxes, unrecognized tax benefits, employees deferred compensation, and other various accruals. As the timing and/or amounts of any cash payment is uncertain, the related amounts have not been reflected in the table above.

REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this Form 10-K, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, (1) global economic fluctuations, including the current global economic downturn, (2) the ability of clients to terminate their relationship with the Company at any time, (3) risks in collecting our accounts receivable, (4) implementation of the Company’s cost reduction initiatives effectively, (5) the Company’s history of negative cash flows and operating losses may continue, (6) the Company’s limited borrowing availability under our credit facility, which may negatively impact our liquidity, (7) restrictions on the Company’s operating flexibility due to the terms of its credit facility, (8) risks relating to fluctuations in the Company’s operating results from quarter to quarter, (9) risks related to international operations, including foreign currency fluctuations, (10) risks associated with our investment strategy, (11) risks and financial impact associated with dispositions of underperforming assets, (12) the Company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology, (13) competition in the Company’s markets and the Company’s dependence on highly skilled professionals, (14) the Company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage, (15) the Company’s dependence on key management personnel, (16) volatility of stock price, (17) the impact of government regulations, and (18) restrictions imposed by blocking arrangements. These forward-looking statements speak only as of the date of this Form 8-K. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hudson Highland Group, Inc.:

We have audited the accompanying consolidated balance sheet of Hudson Highland Group, Inc. and subsidiaries (Hudson Highland Group, Inc.) as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the related financial statement schedule as of December 31, 2008. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson Highland Group, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein as of December 31, 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hudson Highland Group, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2009 expressed an unqualified opinion on the effective operation of internal control over financial reporting.

/s/ KPMG LLP

New York, New York

March 3, 2009 (except for Note 3 which is as of December 9, 2009)

Report of Independent Registered Public Accounting Firm

Board of Directors

Hudson Highland Group, Inc.

New York, New York

We have audited the accompanying consolidated balance sheet of Hudson Highland Group, Inc. as of December 31, 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson Highland Group, Inc. as of December 31, 2007, and the results of its operations and its cash flows for years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the consolidated financial statements, effective January 1, 2007, the company adopted FASB Interpretation No. 48, Accounting for Income Taxes. As discussed in Note 10 to the consolidated financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York

March 6, 2008, except for Note 3, as to which the date is December 9, 2009

HUDSON HIGHLAND GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenue	$1,071,042	$1,163,566	$1,139,484
Direct costs	616,056	667,126	695,271

Gross margin	454,986	496,440	444,213
Operating expenses:
Salaries and related	325,774	342,332	314,227
Office and general	90,110	93,110	91,260
Marketing and promotion	16,919	18,752	17,325
Acquisition-related expenses	-	5,299	1,687
Depreciation and amortization	14,662	14,377	18,196
Business reorganization and integration expenses	11,217	3,575	6,046
Goodwill and other impairment charges	67,087	-	1,300

Total operating expenses	525,769	477,445	450,041

Operating (loss) income	(70,783)	18,995	(5,828)
Other income (expense):
Interest, net	1,099	629	(1,664)
Other, net	3,269	3,423	1,592

(Loss) income from continuing operations before provision for income taxes	(66,415)	23,047	(5,900)
Provision for income taxes	6,681	17,519	2,955

(Loss) income from continuing operations	(73,096)	5,528	(8,855)
(loss) income from discontinued operations, net of income taxes	(1,222)	9,453	29,283

Net (loss) income	$(74,318)	$14,981	$20,428

Earnings (loss) per share:
Basic
(Loss) income from continuing operations	$(2.90)	$0.22	$(0.36)
(Loss) income from discontinued operations	(0.05)	0.37	1.19

Net (loss) income	$(2.95)	$0.59	$0.83

Diluted
(Loss) income from continuing operations	$(2.90)	$0.21	$(0.36)
(loss) income from discontinued operations	(0.05)	0.37	1.19

Net (loss) income	$(2.95)	$0.58	$0.83

Basic weighted average shares outstanding:	25,193	25,274	24,471
Diluted weighted average shares outstanding:	25,193	25,914	24,471

See accompanying notes to consolidated financial statements.

HUDSON HIGHLAND GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amount)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$49,209	$39,245
Accounts receivable, less allowance for doubtful accounts of $3,394 and $4,801, respectively	127,169	186,130
Prepaid and other	15,411	16,278
Current assets of discontinued operations	2,360	17,422

Total current assets	194,149	259,075
Intangibles, net	2,498	4,793
Property and equipment, net	24,379	29,300
Goodwill	-	73,442
Other assets	9,927	6,609
Non-current assets of discontinued operations	-	987

Total assets	$230,953	$374,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,693	$20,759
Accrued expenses and other current liabilities	76,447	117,701
Short-term borrowings	5,307	243
Accrued business reorganization expenses	5,724	3,424
Current liabilities of discontinued operations	1,410	10,299

Total current liabilities	104,581	152,426
Other non-current liabilities	16,904	18,976
Accrued business reorganization expenses, non-current	1,476	2,689

Total liabilities	122,961	174,091
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value, 100,000 shares authorized; issued 26,494 and 25,691 shares, respectively	26	26
Additional paid-in capital	450,739	444,075
Accumulated deficit	(362,905)	(288,587)
Accumulated other comprehensive income—translation adjustments	27,054	44,946
Treasury stock, 1,140 and 25 shares, respectively, at cost	(6,922)	(345)

Total stockholders’ equity	107,992	200,115

Total liabilities and stockholders’ equity	$230,953	$374,206

See accompanying notes to consolidated financial statements.

HUDSON HIGHLAND GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(74,318)	$14,981	$20,428
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,913	14,989	19,992
Goodwill and other impairment charges	67,087	-	1,300
(Recovery of) provision for doubtful accounts	(213)	(88)	2,993
Provision for (benefit from) deferred income taxes	935	(563)	(7,576)
Stock-based compensation	4,701	5,514	5,956
Net gain on disposal of assets	(4,838)	(10,174)	(20,681)
Non-cash acquisition-related expenses	-	3,551	-
Changes in assets and liabilities, net of effects of business acquisitions:
Decrease in accounts receivable	50,393	26,190	12,895
(Increase) decrease in other assets	(3,663)	1,002	4,263
Decrease in accounts payable, accrued expenses and other liabilities	(44,909)	(14,696)	(3,596)
Increase (decrease) in accrued business reorganization expenses	1,772	(2,965)	(107)

Net cash provided by operating activities	11,860	37,741	35,867

Cash flows from investing activities:
Capital expenditures	(10,558)	(13,250)	(11,210)
Proceeds from the sale of assets	20,861	2,859	23,323
Change in restricted cash	500	(2,900)	-
Payments for acquisitions, net of cash acquired	(6,607)	(37,546)	(10,232)

Net cash provided by (used in) investing activities	4,196	(50,837)	1,881

Cash flows from financing activities:
Borrowings under credit facility and other short term financing	104,104	259,947	273,249
Repayments under credit facility and other short term financing	(98,797)	(259,947)	(303,321)
Net payments on current and long-term debt	(262)	(279)	(2,807)
Issuance of common stock - Long Term Incentive Plan option exercises	372	3,606	1,961
Issuance of common stock - Employee Stock Purchase Plans	1,670	1,652	2,115
Purchase of treasury stock, including fees	(7,491)	-	-
Purchase of restricted stock from employees	(242)	(115)	-

Net cash (used in) provided by financing activities	(646)	4,864	(28,803)

Effect of exchange rates on cash and cash equivalents	(5,446)	2,828	1,596
Net increase (decrease) in cash and cash equivalents	9,964	(5,404)	10,541
Cash and cash equivalents, beginning of year	39,245	44,649	34,108

Cash and cash equivalents, end of period	$49,209	$39,245	$44,649

See accompanying notes to consolidated financial statements.

HUDSON HIGHLAND GROUP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Treasury stock	Total	Total comprehensive income (loss)
	Shares	Value
Balance January 1, 2006	24,324,664	$24	$416,448	$(318,599)	$34,811	$(230)	$132,454	$
Cumulative effect of the adoption of SAB 108	-	-	(907)	(1,860)	-	-	(2,767)		-
Net income	-	-	-	20,428	-	-	20,428		$20,428
Other comprehensive income, translation adjustments	-	-	-	-	9,104	-	9,104		9,104
Issuance of shares for 401(k) plan contribution	126,950	-	2,073	-	-	-	2,073		-
Issuance of shares from exercise of stock options	243,105	-	1,961	-	-	-	1,961		-
Issuance of shares for employee stock purchase plans	229,380	1	2,114	-	-	-	2,115		-
Stock-based compensation	17,835	-	5,956	-	-	-	5,956		-

Balance December 31, 2006	24,941,934	25	427,645	(300,031)	43,915	(230)	171,324		$29,532

Cumulative effect of adoption of FIN 48	-	-	-	(3,537)	-	-	(3,537)		-
Net income	-	-	-	14,981	-	-	14,981		$14,981
Other comprehensive income, translation adjustments	-	-	-	-	1,031	-	1,031		1,031
Purchase of treasury stock	(8,882)	-	-	-	-	(115)	(115)		-
Compensation on JMT acquisition	-	-	3,551	-	-	-	3,551		-
Issuance of shares for 401(k) plan contribution	134,331	-	2,108	-	-	-	2,108		-
Issuance of shares from exercise of stock options	397,960	1	3,605	-	-	-	3,606		-
Issuance of shares for employee stock purchase plans	151,108	-	1,652	-	-	-	1,652		-
Stock-based compensation	49,500	-	5,514	-	-	-	5,514		-

Balance December 31, 2007	25,665,951	26	444,075	(288,587)	44,946	(345)	200,115		$16,012

Net loss	-	-	-	(74,318)	-	-	(74,318)		$(74,318)
Other comprehensive loss, translation adjustments	-	-	-	-	(17,892)	-	(17,892)		(17,892)
Purchase of treasury stock	(1,248,456)	-	-	-	-	(7,491)	(7,491)		-
Purchase of restricted stock from employees	(26,939)	-	-	-	-	(242)	(242)		-
Issuance of shares for 401(k) plan contribution	140,051	-	(176)	-	-	1,156	980		-
Issuance of shares from exercise of stock options	54,500	-	372	-	-	-	372		-
Issuance of shares for employee stock purchase plans	296,555	-	1,670	-	-	-	1,670		-
Stock-based compensation	472,795	-	4,798	-	-	-	4,798		-

Balance December 31, 2008	25,354,457	$26	$450,739	$(362,905)	$27,054	$(6,922)	$107,992		$(92,210)

See accompanying notes to consolidated financial statements.

HUDSON HIGHLAND GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

1.	BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

Hudson Highland Group, Inc. and its subsidiaries (the “Company”) are comprised of the operations, assets and liabilities of the three Hudson regional businesses of Hudson Americas, Hudson Europe and Hudson Asia Pacific (“Hudson regional businesses” or “Hudson”). The Company has operated as an independent publicly held company since its spin-off (the “Distribution”) from Monster Worldwide, Inc. (“Monster”), formerly TMP Worldwide, Inc., on March 31, 2003 (the “Distribution Date”).

Certain prior year amounts have been reclassified to conform to the current period presentation.

For the years ended December 31, 2007 and 2006, borrowings and repayments under the Company’s credit facility as reported within the financing section of the Consolidated Statements of Cash Flows incorrectly included both movements of the Company’s cash into and out of its lockbox account as well as actual borrowings and repayments under the Company’s credit facility. Actual borrowings and repayments under the Company’s credit facility during the year ended December 31, 2007 were $259,947 and $259,947, respectively, and during the year ended December 31, 2006 were $273,249 and $303,321, respectively. The Company has adjusted previously reported amounts to exclude the cash movements associated with its lockbox account as such amounts do not represent actual borrowings or repayments under its credit facility. The original classification had no impact on the amount of net borrowings reported within the financing section of the Consolidated Statements of Cash Flows because the movements of the Company’s cash into and out of the credit facility were equal and offsetting. See Note 14, “Financial Instruments” for information on the Company’s credit facility. The following table presents the effect of the above on the previously reported Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006.

	Year ended December 31, 2007		Year ended December 31, 2006
	As Reported	As Adjusted	As Reported	As Adjusted
Borrowings under credit facility	$485,423	$259,947	$540,869	$273,249
Repayments under credit facility	$(485,423)	$(259,947)	$(570,941)	$(303,321)

Net borrowings under credit facility	$-	$-	$(30,072)	$(30,072)

Reporting Segments

The Company provides professional staffing services on a permanent and contract basis and a range of human capital services to businesses operating in a wide variety of industries. The Company is organized into three reportable segments: Hudson Americas, Hudson Europe, and Hudson Asia Pacific, which constituted approximately 16%, 47% and 37% of the Company’s gross margin, respectively, for the year ended December 31, 2008.

Corporate expenses are reported separately from the three reportable segments and consist primarily of expenses for compensation, marketing programs, rent and professional consulting.

Hudson Americas operates from 32 offices in the United States and Canada, with 96% of its 2008 gross margin generated in the United States. Hudson Europe operates from 41 offices in 14 countries, with 45% of its 2008 gross margin coming from the United Kingdom operations. Hudson Asia Pacific operates from 19 offices in 4 countries, with 66% of its 2008 gross margin stemming from Australia.

Hudson’s three regional businesses provide contract personnel and permanent recruitment services to a wide range of clients. With respect to contract personnel, Hudson focuses on providing candidates with specialized functional skills and competencies, such as accounting and finance, legal and information technology. Hudson provides permanent recruitment services on both a retained and contingent basis and focuses on mid-level professionals. Hudson regional businesses also provide organizational effectiveness and development services through their Talent Management Solutions units.

Discontinued Operations

The Company has designated certain of its operations as discontinued operations in the accompanying Consolidated Financial Statements, as further discussed in Note 3.

Adoption of SAB 108

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, which became effective for years ending on or after November 15, 2006. SAB 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permitted companies to initially apply its provisions by either restating prior financial statements or recording a cumulative effect adjustment to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings for errors that were previously deemed immaterial but are material under the guidance in SAB 108.

The Company adopted SAB 108, effective January 1, 2006, adjusting two items: an un-reconciled difference in unbilled accounts receivable, for which the applicable prior period could not practicably be determined, and a correction of an error in the amortization of a free rent amount related to a lease of office space in the United Kingdom. The adjustment resulted in the Company recording credits of $923 to unbilled accounts receivable, $140 to accrued expenses and other current liabilities and $1,704 to other long-term liabilities with the offsetting debits of $1,860 to retained deficit and $907 to additional paid-in capital.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant inter-company accounts and transactions between and among the Company and its subsidiaries have been eliminated in consolidation. Transactions and balances between the Company and Monster are included in the accompanying Consolidated Financial Statements.

Nature of Business and Credit Risk

The Company’s revenue is earned from professional placement services, mid-level employee professional staffing and temporary contracting services. These services are provided to a large number of customers in many different industries. The Company operates throughout North America, the United Kingdom, Continental Europe and the Asia Pacific region (primarily Australia).

Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash and accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

Fair Value of Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and short term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities, the disclosures about contingent assets and liabilities, and the reported amounts of revenue and expenses. Such estimates include the value of purchase consideration, allowances for doubtful accounts, goodwill, intangible assets, and other long-lived assets, legal reserve and provision, estimated self-insured liabilities, assumptions used in the fair value of stock-based compensation and the valuation of deferred tax assets. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates the estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.

The reduction in demand for our services due to continued weakness of global economic conditions may result in a decline in revenue and accounts receivable. Such declines may in turn impact the aforementioned estimates and assumptions, including specifically our allowance for doubtful accounts and our liquidity. Refer to Note 14 for further discussion of the provisions of our Credit Agreement.

Revenue Recognition

The Company recognizes revenue for temporary services at the time services are provided and revenue is recorded on a time and materials basis. Temporary contracting revenue is reported on a gross basis when the Company acts as the principal in the transaction and is at risk for collection in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenues Gross as a Principal Versus Net as an Agent”. The Company’s revenues are derived from its gross billings, which are based on (i) the payroll cost of its worksite employees; and (ii) a markup computed as a percentage of the payroll cost.

The Company recognizes revenue for permanent placements based on the nature of the fee arrangement. Revenue generated when the Company permanently places an individual with a client on a contingent basis is recorded at the time of acceptance of employment, net of an allowance for estimated fee reversals. Revenue generated when the Company permanently places an individual with a client on a retained basis is recorded ratably over the period services are rendered, net of an allowance for estimated fee reversals.

The EITF reached a consensus on Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions”. The consensus provides that the presentation of taxes on either a gross or net basis is an accounting policy decision. The Company collects various taxes assessed by governmental authorities and records these amounts on a net basis.

Revenue, direct costs and gross margin of the Company were as follows:

	Year Ended December 31, 2008			Year Ended December 31, 2007			Year Ended December 31, 2006
	Temporary	Other	Total	Temporary	Other	Total	Temporary	Other	Total
Revenue	$757,677	$313,365	$1,071,042	$809,195	$354,371	$1,163,566	$840,336	$299,148	$1,139,484
Direct costs	595,442	20,614	616,056	636,362	30,764	667,126	670,550	24,721	695,271

Gross margin	$162,235	$292,751	$454,986	$172,833	$323,607	$496,440	$169,786	$274,427	$444,213

(1)	During 2009, the Company reclassified $6,901, $7,390, and $7,134 from Other Revenue (principally permanent recruitment business) to Temporary Revenue (principally contracting business) for the years ended December 31, 2008, 2007 and 2006, respectively, to be consistent with the underlying nature of services being performed. The reclassified amounts relate to revenue earned on services performed by contractors on temporary, short-term assignments for an up-front fee, which is recognized as revenue at the time the client and contractor have accepted all employment terms

Direct Costs and Gross Margin

Direct costs include the direct staffing costs of salaries, payroll taxes, employee benefits, travel expenses and insurance costs for the Company’s temporary contractors as well as reimbursed out-of-pocket expenses and other direct costs. Other direct costs include out-of-pocket expenses associated with search, permanent placement and other talent management services. Gross margin represents revenue less direct costs. The region where services are provided, the mix of temporary and permanent placements, and the functional nature of the staffing services provided can affect gross margin.

Operating Expenses

Salaries and related expenses include the salaries, commissions, payroll taxes and employee benefits related to recruitment professionals, executive level employees, administrative staff and other employees of the Company who are not temporary contractors. Office and general expenses include occupancy, equipment leasing and maintenance, utilities, travel expenses, professional fees and provision for doubtful accounts. The Company expenses the costs of advertising as incurred.

Accounts Receivable

The Company’s accounts receivable balances are composed of trade and unbilled receivables. The Company maintains an allowance for doubtful accounts and makes ongoing estimates as to the ability to collect on the various receivables. If the Company determines that the allowance for doubtful accounts is not adequate to cover estimated losses, an expense to provide for doubtful accounts is recorded in office and general expenses. If an account is determined to be uncollectible, it is written off against the allowance for doubtful accounts. Management’s assessment and judgment are vital requirements in assessing the ultimate realization of these receivables, including the current credit-worthiness, financial stability and effect of market conditions on each customer.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of money market funds, are stated at cost, which approximates fair value. For financial statement presentation purposes, the Company considers all highly liquid investments having an original maturity of three months or less as cash equivalents. At December 31, 2008 and 2007, outstanding checks in excess of cash account balances were $373 and $7,025, respectively, and are included in accounts payable on the accompanying Consolidated Balance Sheet.

Restricted Cash

The Company deposited $2,400 with an independent financial institution in a restricted account for the purpose of securing its Hudson U.S. workers’ compensation obligations. These deposits are restricted cash and represent deposits that have been provided or pledged to an insurance company to cover the cost of claims in the event the Company is unable to make payment on such claims. The restrictions on these deposits may be released as workers’ compensation claims are paid or when letters of credit are issued to cover the estimated obligation. This deposit replaced a letter of credit that the Company had in 2007 for this purpose. This restricted cash is held in interest bearing accounts and the interest is accrued for the benefit of the Company. Restricted cash of $2,400 and $2,900 at December 31, 2008 and 2007, respectively, is included in other assets on the accompanying Consolidated Balance Sheets.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight line method over the following estimated useful lives:

Years
Furniture and equipment	3 – 8
Capitalized software costs	2 – 5
Computer equipment	3 – 5

Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term. The amortization periods of material leasehold improvements are estimated at the inception of the lease term. Intangible assets are amortized on straight line basis over the estimate useful life.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software for internal use. The Company capitalizes certain incurred software development costs in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.” Costs incurred during the application-development stage for software bought and further customized by outside vendors for the Company’s use and software developed by a vendor for the Company’s proprietary use have been capitalized. Costs incurred for the Company’s own personnel who are directly associated with software development are capitalized as appropriate. Capitalized software costs are included in property and equipment.

Long-Lived Assets and Amortizable Intangibles

The Company evaluates the recoverability of the carrying value of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its businesses are sufficient to recover the existing unamortized cost of its long-lived assets. If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by discounting the cash flows using its weighted average cost of capital. The amount of the impairment is written-off against earnings in the period in which the impairment has been determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Goodwill

SFAS No. 142 “Goodwill and Other Intangible Assets” requires that goodwill and indefinite-lived intangible assets not be amortized but be tested for impairment on an annual basis, or more frequently if circumstances warrant. The Company tests goodwill for impairment annually as of October 1, or more frequently if circumstances indicate that its carrying value might exceed its current fair value. Per the provisions of SFAS No. 142, goodwill impairment testing is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. The Company’s reporting units are the components within the reportable segments identified in Note 16. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. Step two compares the implied fair value of the reporting unit’s goodwill with the current carrying amount of that goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment amount equal to the difference is recorded.

Foreign Currency Translation

The financial position and results of operations of the Company’s international subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statements of Operations accounts are translated at the average rate of exchange prevailing during each period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the other comprehensive income (loss) account in stockholders’ equity, other than translation adjustments on short-term intercompany balances, which are included in other income (expense). Gains and losses resulting from other foreign currency transactions are included in other income (expense). Intercompany receivable balances of a long-term investment nature are considered part of the Company’s permanent investment in a foreign jurisdiction and the gains or losses on these balances are reported in other comprehensive income.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), as amended. This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting of income taxes.

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”)—an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 prescribes a two-step evaluation process for a tax position taken or expected to be taken in a tax return. The first step is recognition and the second is measurement. FIN 48 also provides guidance on derecognition, measurement, classification, disclosures, transition and accounting for interim periods. In May 2007, the FASB issued FASB Staff Position (“FSP”) No. 48-1, “Definition of Settlement in FASB Interpretation No. 48”, an amendment of FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” (“FSP No. FIN 48-1”). FSP No. FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

The Company adopted FIN 48 effective January 1, 2007, which resulted in a cumulative adjustment of $3,537, which was accounted for as an increase in non-current liabilities for unrecognized tax benefits and an increase to beginning retained deficit. The cumulative effect of the adjustment consisted of $1,969 for income taxes related to both foreign and U.S. state and local jurisdictions, $671 of interest and $897 of penalties related to uncertain tax benefits. Accrued interest and penalties were $1,568 as of January 1, 2007. The Company had approximately $5,884 and $6,890 of unrecognized tax benefits, excluding interest and penalties of $1,625 and $2,019, which if recognized in the future, would affect the annual effective income tax rate as of December 31, 2008 and 2007 respectively. See Note 11 for further information regarding FIN 48.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing the Company’s income (loss) by the weighted average number of shares outstanding during the period. When the effects are not anti-dilutive, diluted earnings per share is computed by dividing the Company’s income (loss) by the weighted average number of shares outstanding and the impact of all dilutive potential common shares, primarily stock options and unvested restricted stock. The dilutive impact of stock options and unvested restricted stock is determined by applying the “treasury stock” method. For periods in which losses are presented, dilutive loss per share calculations do not differ from basic loss per share because the effects of any potential common stock were anti-dilutive and therefore not included in the calculation of dilutive earnings per share. For the years ended December 31, 2008, 2007 and 2006, the effect of approximately 2,286,000, 0 and 768,000, respectively, of outstanding stock options and other common stock equivalents was excluded from the calculation of diluted loss per share because the effect was anti-dilutive.

Income (loss) per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of quarterly income (loss) per share amounts may not equal year-to-date income (loss) per share amounts, which reflect the weighted average effect on a year-to-date basis.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s other comprehensive income (loss) is solely comprised of foreign currency translation adjustments, which relate to investments that are permanent in nature. To the extent that such amounts relate to investments that are permanent in nature, no adjustments for income taxes are made.

Stock-Based Compensation

In the first quarter of 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments” using the modified retrospective transition method. SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company determined the fair value as of the grant date. For awards with graded vesting conditions, the values of the awards are determined by valuing each tranche separately and expensing each tranche over the required service period. For stock options, the Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company’s stock price.

The Company determines its assumptions for the Black-Scholes option-pricing model in accordance with SFAS No. 123R and Staff Accounting Bulletin No. 107 , “Interaction between Statement of Financial Accounting Standards Statement No. 123 (revised 2004), Share-Based Payment and certain Securities and Exchange Commission rules and regulations and provides the staffs views regarding the valuation of share-based payment arrangements for public companies” (“SAB 107”).

•	The expected term of stock options is estimated using the simplified method since the Company currently does not have sufficient stock option exercise history.

•	The expected risk free interest rate is based on the U.S. Treasury constant maturity interest rate which term is consistent with the expected term of the stock options.

•	The expected volatility is based on the historic volatility.

In December 2007, the SEC staff issued SAB No. 110, “Certain Assumptions Used In Valuation Methods - Expected Term” (“SAB No. 110”). SAB No. 110 allows companies to continue to use the simplified method, as defined in SAB No. 107, to estimate the expected term of stock options under certain circumstances. The simplified method for estimating expected term uses the mid-point between the vesting term and the contractual term of the stock option. The Company has analyzed the circumstances in which the use of the simplified method is allowed. The Company has opted to use the simplified method for stock options the Company granted in 2008 because management believes that the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time the Company shares of common stock have been publicly traded.

Effect of Recently Issued Accounting Standards

In November 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 08-7, “Accounting for Defensive Intangible Assets,” (“EITF 08-7”). EITF 08-7 applies to defensive intangible assets, which are acquired intangible assets that the acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. As these assets are separately identifiable, EITF 08-7 requires an acquiring entity to account for defensive intangible assets as a separate unit of accounting. Defensive intangible assets must be recognized at fair value in accordance with SFAS No. 141R and SFAS No. 157. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of the adoption of EITF 08-7 on its results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree, and the goodwill acquired in a business combination. SFAS No. 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the impact of adopting SFAS No. 141R on its results of operations or financial condition.

In February 2007, the FASB issued FSAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings each reporting period. The Company adopted SFAS No. 159 on January 1, 2008 and the adoption did not have a material impact on its results of operations or financial condition as the Company did not elect to apply the option to measure any of its financial assets or liabilities at fair value.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of SFAS No. 157 did not have a material impact on its results of operations or financial condition. In February 2008, FASB issued FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP 157-3”), which applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157. FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and defines additional key criteria in determining the fair value of a financial asset when the market for that financial asset is not active. The adoption of SFAS No. 157 for financial assets and liabilities and FSP No. 157-3 did not have a material effect on the Company’s results of operations or financial condition. The Company does not currently expect the adoption of FSP No. 157-2 for nonfinancial assets and nonfinancial liabilities to have a material impact on its results of operations or financial condition.

3.	DISCONTINUED OPERATIONS

In April 2009, the Company closed its operations in Italy. In March 2009, the Company closed its operations in Japan. In accordance with the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” the assets, liabilities, and results of operations of the Company’s Japan and Italy operations were reclassified as discontinued operations for all the periods presented.

On May 1, 2008, the Company completed the sale of substantially all of the assets of Balance Public Management B.V. (“BPM”), a division of Balance, to KH Health Care B.V. (“KHHC”). At the closing of the sale, the Company received €4,250, or $6,628, in cash from KHHC. For the year ended December 31, 2008, the Company recorded income of $3,054 from discontinued operations of BPM consisting primarily of a gain on the sale of BPM of $2,686, which included $243 of foreign currency translation gains, net of $3,737 of goodwill allocated to the business.

On February 4, 2008, the Company completed the sale of substantially all of the assets of Hudson Americas’ energy, engineering and technical staffing division (“ETS”) to System One Holdings LLC (“System One”). At the close of the sale, the Company received from System One pursuant to the sale agreement (i) $10,988 in cash, subject to a post-closing net working capital adjustment, (ii) a subordinated secured note in the aggregate principal amount of $5,000 with a five year maturity and (iii) a warrant to purchase 10% of the units of membership interests in System One. Upon the resolution of certain tax withholdings, the Company had the right to receive an additional $600 that was deposited by System One into an escrow account. The entire $600 was released from escrow by September 30, 2008. During June 2008, the post-closing net working capital adjustment was finalized, which resulted in a $372 payment to System One. The Company retained approximately $3,600 of receivables of ETS, all of which were collected as of April 30, 2008. The Company retained workers’ compensation liabilities of $1,153 and also recorded a charge in 2008 of $1,707 for retained payroll liabilities. The Company recorded a loss of $4,070 related to the ETS discontinued operations consisting of operating losses of $3,419 and a $651 loss on sale, net of approximately $873 of direct costs of the transaction and $6,944 of goodwill allocated to the business.

On December 14, 2007, the Company completed the sale (the “HHCS Sale”) of all of the outstanding shares of its Netherlands reintegration subsidiary, Hudson Human Capital Solutions B.V. (“HHCS”) to Workx! Holding B.V. (“Workx”). Workx is controlled by certain officers and key employees of HHCS. At the closing of the HHCS Sale, the Company received €500 in cash. The Share Purchase Agreement entered into in connection with the HHCS Sale provides for contingent payments to the Company of up to €200 subject to the achievement by HHCS of certain earnings before interest, tax, depreciation and amortization (“EBITDA”) targets in 2008 and 2009. The gain before income taxes on the HHCS Sale was $4,921, which includes approximately $7,354 of accumulated foreign currency translation gains previously included in other comprehensive income and now reclassified in accordance with SFAS No. 52, “Foreign Currency Translation” as a result of the HHCS Sale, offset by severance and professional fees of approximately $2,478.

Effective October 29, 2007, certain of the Company’s subsidiaries completed the sale (the “T&I Sale”) of Hudson Asia Pacific’s Australian blue-collar trade and industrial business (“T&I”) to Skilled Group Limited. The Company recorded a gain on the T&I Sale of $1,877 from cash proceeds of approximately $3,000. The gain was net of approximately $1,000 of estimated expenses for lease abandonment, professional service fees and severance costs. The Company retained approximately $3,600 in net assets, primarily accounts receivable, of T&I that the Company subsequently collected. During 2008, the Company recorded an additional tax benefit of $202 primarily relating to deductible items included in the gain on the T&I Sale upon filing of the tax return.

Effective October 1, 2006, the Company completed the sale of its Highland Partners executive search business (“Highland”) to Heidrick & Struggles International, Inc. (“Heidrick”). The Company recorded an initial gain of $20,358 on the sale of Highland from cash proceeds of $36,600, less post-closing net working capital adjustments, $9,550 paid to certain partners of Highland in consideration for providing assistance in completing the sale of Highland, entering into employment agreements with Heidrick and providing the Company with a general release from liability, and other direct costs of the transaction. Heidrick also assumed certain on going liabilities and obligations of Highland. In April 2008, as a result of Highland achieving certain revenue metrics in 2007, the Company received an additional earn-out payment of $3,375. The additional earn-out payment was reflected within discontinued operations as a gain on sale during the second quarter of 2008. The Company may receive up to an additional $11,625 from Heidrick in 2009, subject to the achievement by Highland of certain revenue metrics in 2008. Under the purchase agreement, Heidrick is required to provide the Company with a Revenue Notice (as defined in the purchase agreement) thirty days after Heidrick’s public release of its consolidated results of operations, or approximately at the end of March 2009. The Company will determine the future amounts to be received under the Heidrick purchase agreement at that time. During the year ended December 31, 2008, the Company recorded an additional gain on sale of Highland of $3,410 consisting primarily of the earn-out payment of $3,375 received in April 2008 and a tax benefit of $3,239 relating to the utilization of tax losses in connection with the sale of Highland. The Company also recorded an operating loss of $2,606 consisting primarily of $1,903 for write off of assets in connection with the liquidation of the legal entity and $698 related to the settlement of an employee-related dispute from a former Highland employee in March 2008.

ETS was part of the Hudson Americas reportable segment, Italy, BPM and HHCS were part of the Hudson Europe reportable segment and Japan and T&I were part of the Hudson Asia Pacific reportable segment. The Highland business was a separate reportable segment of the Company at the time of its sale. The gain or loss on sale and results of operations of the disposed businesses were reported in discontinued operations in the relevant periods.

Reported results for the discontinued operations by period were as follows:

	For The Year Ended December 31, 2008
	Italy	Japan	BPM	Highland	T&I	HHCS	ETS	Total
Revenue	$3,862	$5,490	$2,827	$-	$-	$-	$12,956	$25,135

Gross margin	$3,694	$5,452	$816	$-	$-	$-	$568	$10,530

Operating (loss) income	$(131)	$(2,448)	$469	$(2,606)	$-	$-	$(3,419)	$(8,135)
Other (expense) income	(247)	458	-	-	(136)	-	-	75
Gain (loss) from sale of discontinued operations	-	-	2,686	3,410	-	-	(651)	5,445
Provision for (benefit from) income taxes (a)	60	1,887	101	(3,239)	(202)	-	-	(1,393)

(Loss) income from discontinued operations	$(438)	$(3,877)	$3,054	$4,043	$66	$-	$(4,070)	$(1,222)

	For The Year Ended December 31, 2007
	Italy	Japan	BPM	Highland	T&I	HHCS	ETS	Total
Revenue	$3,685	$6,085	$6,022	$-	$36,611	$13,293	$146,237	$211,933

Gross margin	$3,539	$5,894	$2,040	$-	$4,208	$6,010	$18,700	$40,391

Operating (loss) income	$(1,160)	$(1,173)	$1,338	$(907)	$1,229	$84	$3,311	$2,722
Other income (expense)	73	23	-	(64)	-	6	(8)	30
Gain from sale of discontinued operations	-	-	-	-	1,877	4,921	-	6,798
Provision for (benefit from) income taxes (a)	11	(612)	323	3	372	-	-	97

(Loss) income from discontinued operations	$(1,098)	$(538)	$1,015	$(974)	$2,734	$5,011	$3,303	$9,453

	For The Year Ended December 31, 2006
	Italy	Japan	BPM	Highland	T&I	HHCS	ETS	Total
Revenue	$3,798	$10,483	$4,406	$44,419	$44,437	$18,674	$152,488	$278,705

Gross margin	$3,518	$10,124	$1,399	$41,762	$6,363	$8,921	$20,060	$92,147

Operating (loss) income	$(510)	$1,087	$883	$1,941	$2,256	$1,128	$5,821	$12,606
Other income (expense)	60	(36)	-	(983)	-	(406)	(14)	(1,379)
Gain from sale of discontinued operations	-	-	-	20,358	-	-	-	20,358
Provision for income taxes (a)	88	473	255	713	678	95	-	2,302

(Loss) income from discontinued operations	$(538)	$578	$628	$20,603	$1,578	$627	$5,807	$29,283

(a)	Income tax expense (benefit) is provided at the effective tax rate by taxing jurisdiction and differs from the U.S. statutory tax rate of 35% for differences in the foreign statutory tax rates, as well as the ability to offset net operating loss carry forwards (“NOLs”) against taxable profits.

Reported assets and liabilities for discontinued operations as of December 31, 2008 and 2007 were as follows:

	As of December 31, 2008			As of December 31, 2007
	Italy	Japan	Total	Italy	Japan	BPM	ETS	Total
Assets—discontinued operations
Accounts receivable, net	$658	$751	$1,409	$832	$1,019	$1,091	$12,210	$15,152
Other current assets	263	688	951	242	1,869	104	55	2,270

Current assets of discontinued operations	921	1,439	2,360	1,074	2,888	1,195	12,265	17,422
Property and equipment and other assets	-	-	-	67	708	-	212	987

Non-current assets of discontinued operations	-	-	-	67	708	-	212	987

Total assets of discontinued operations	$921	$1,439	$2,360	$1,141	$3,596	$1,195	$12,477	$18,409

Liabilities—discontinued operations
Accounts payable	$64	$76	$140	$159	$70	$249	$2,509	$2,987
Accrued and other liabilities	345	925	1,270	1,654	1,033	834	3,791	7,312

Total liabilities of discontinued operations	$409	$1,001	$1,410	$1,813	$1,103	$1,083	$6,300	$10,299

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2008	2007
Computer equipment	$21,327	$26,792
Furniture and equipment	16,393	19,510
Capitalized software costs	26,341	29,114
Leasehold and building improvements	22,736	22,890
Transportation equipment	207	211

	87,004	98,517
Less: accumulated depreciation and amortization	62,625	69,217

Property and equipment, net	$24,379	$29,300

Leasehold improvements included assets classified under capital leases at December 31, 2008 and 2007 with a cost of $686 and $873, respectively, and accumulated amortization of $452 and $312, respectively. Capitalized software costs included software under capital leases at December 31, 2008 and 2007 with the costs of $4,861 for both years, and accumulated amortization of $3,442 and $2,501, respectively.

5.	GOODWILL AND INTANGIBLES

Under SFAS No. 142, the Company is required to test goodwill and indefinite-lived intangible assets for impairment on an annual basis as of October 1, or more frequently if circumstances indicate that its carrying value might exceed its current fair value.

SFAS No. 142 requires a two-step process to identify potential goodwill impairment and to measure the amount of the impairment loss to be recognized, if applicable. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, then goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. In contrast, if the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any.

Step two of the impairment test, if necessary, consists of determining the implied fair value of each reporting unit’s goodwill. In calculating the implied fair value of goodwill, the fair values of the reporting units are allocated to all of the other assets and liabilities of the reporting units based on their fair values. The excess of the fair value of each reporting unit over the amounts assigned to its other assets and liabilities is equal to the implied fair value of its goodwill. The goodwill impairment is measured as the excess of the carrying amount of goodwill over its implied fair value.

A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. Based on SFAS No. 142 accounting guidance, the Company determined that Hudson North America, Netherlands, China, France and Ukraine are our reporting units, which carry goodwill.

To estimate the fair value of a reporting unit, the Company utilized the income approach, a valuation technique, which indicates the fair value of the invested capital of a reporting unit based on the value of the cash flows that it is expected to generate in the future. The discounted cash flow method, an application of the income approach, estimates the future cash flows of the reporting unit and discounts these cash flows to their present value equivalents at a rate of return that considers the relative risk of achieving the cash flows and the time value of money. These cash flows indicate the fair value of the invested capital of the reporting unit on a marketable, controlling basis.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates, operating margins, corporate overhead allocations, cash flow adjustments related to capital expenditures, and working capital investments and risk-adjusted discount rates used to calculate the present value of the projected future cash flows. We base our fair value estimates on assumptions we believe to be reasonable.

The Company also considers the market approach, which indicates the fair value of the invested capital of the Company based on the Company’s market capitalization. We use the quoted market price method to estimate the fair value of the Company based on the quoted market price in the active markets (NASDAQ). We estimate the Company’s market capitalization by multiplying the quoted per share market price multiplied by the number of shares outstanding. As an additional measure, the Company reconciles the aggregate fair value of all its reporting units as determined by the discounted cash flow method with its total market capitalization to determine the reasonableness of the fair value calculations.

As a result of the deterioration in market conditions over the course of the fourth quarter, the Company’s stock price declined approximately fifty percent as of December 31, 2008 compared to the stock price as of October 1, 2008. This caused the Company’s market capitalization to decline below its book value, an indication that the aggregate fair value of its reporting units could potentially be less than their carrying value. As a result of these events, management updated its impairment testing from October 1, through December 31 2008.

At the conclusion of its testing, the Company determined that goodwill was impaired at all of its reporting units and recorded an impairment charge of $64,495. In connection with its testing management also determined that certain intangible assets were impaired and recorded an additional impairment charge of $368. The total charges of $64,863 have been recorded under the caption of “Goodwill and other impairment charges” in the accompanying Consolidated Statements of Operations.

Additionally in 2008, the Company evaluated the recoverability of other long-term assets and recorded an impairment charge of $2,224, which has also been recorded under the caption of “Goodwill and other impairment charges” in the accompanying Consolidated Statements of Operations.

In 2006, the Company recorded a non-cash goodwill impairment charge for the Alder Novo acquisition, a unit within the Talent Management Solutions reporting unit, of $1,300. The impairment valuation was based upon a discounted cash flow approach that used estimated future revenue and costs for the Hudson Americas’ Talent Management Solutions reporting unit as well as appropriate discount rates. The estimates that were used are consistent with the plans and estimates the Company was using to manage the underlying business. The 2006 goodwill impairment charge wrote off all goodwill related to Alder Novo.

A summary of changes in the Company’s goodwill by reportable segment follows. Additions in 2008, 2007 and 2006 reflect acquisitions and purchase price adjustments made during that year, as described in Notes 3 and 7.

	December 31, 2007	Additions and adjustments	Impairments	Currency translation	December 31, 2008
Hudson Americas	$43,982	$(5,825)	$(38,157)	$-	$-
Hudson Europe	24,222	(3,785)	(19,598)	(839)	-
Hudson Asia Pacific	5,238	1,104	(6,740)	398	-

	$73,442	$(8,506)	$(64,495)	$(441)	$-

	December 31, 2006	Additions and adjustments	Impairments	Currency translation	December 31, 2007
Hudson Americas	$13,351	$30,631	$-	$-	$43,982
Hudson Europe	19,807	2,482	-	1,933	24,222
Hudson Asia Pacific	-	5,238	-	-	5,238

	$33,158	$38,351	$-	$1,933	$73,442

	December 31, 2005	Additions and adjustments	Impairments	Currency translation	December 31, 2006
Hudson Americas	$6,022	$8,629	$(1,300)	$-	$13,351
Hudson Europe	15,310	2,587	-	1,910	19,807

	$21,332	$11,216	$(1,300)	$1,910	$33,158

As of December 31, 2008 and 2007, other intangible assets consisted of the following:

	December 31, 2008			December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Client lists	$9,116	$(8,032)	$1,084	$9,238	$(6,950)	$2,288
Other amortizable intangibles	5,259	(3,845)	1,414	4,986	(2,481)	2,505

Total other intangibles, net	$14,375	$(11,877)	$2,498	$14,224	$(9,431)	$4,793

Amortization of intangible assets, were $2,197, $3,240 and $4,745, for the years ended December 31, 2008, 2007 and 2006, respectively. The Company recorded an impairment charge pertaining to client list and other intangible assets of $368 in 2008, which was included in goodwill and other impairment charges. Estimated intangible asset amortization expense is expected to be $1,306, $325, $290, $290 and $287 for the years ended December 31, 2009, 2010, 2011, 2012 and 2013, respectively.

6.	BUSINESS REORGANIZATION EXPENSES

On March 5, 2008, the Company’s Board of Directors approved a program to streamline the Company’s support operations in each of the Hudson regional businesses to match its focus on specialization. The program includes costs for actions to reduce support functions to match them to the scale of the businesses after divestitures, to exit underutilized properties and to eliminate contracts for certain discontinued services. These costs can be defined as lease termination payments, employee termination benefits and contract cancellation costs. The Company is taking these actions to help reduce costs and increase the long-term profitability of the Company. The Company initially estimated that the pre-tax cost of the program would be between $5,000 and $7,000 for the year ended December 31, 2008. On October 27, 2008, the Company’s Board of Directors approved an increase to the cost of the program to $12,000 for additional actions similar to those already approved. For the year ended December 31, 2008, the Company incurred $11,709 of business reorganization expenses under this program. The Company substantially completed the program by the end of 2008 with some actions requiring completion during 2009.

In 2006, the Company’s Board of Directors approved the 2006 reorganization program with costs for related actions in the following categories: consolidation of support functions, particularly between the Hudson North America business unit and corporate; closing or reducing redundant sales functions and unprofitable offices, particularly in Hudson North America and Europe; and reducing management staffing levels in Hudson Asia Pacific.

The reorganization accruals for discontinued operations are classified as liabilities from continuing operations for all periods presented. The Company recorded changes in estimates to business reorganization expense (recoveries) of ($529) and ($301) within continuing operations for 2008 and 2007, respectively. In 2008 and 2006, the Company recorded $409 and $389, respectively, as a component of income from discontinued operations. The Company does not expect there to be any material changes to these discontinued operations’ accruals in the future, but cannot assure that additional expenses will not be required.

In the following tables, amounts in the “Changes in Estimate” and “Additional Charges” columns represent modifications to amounts charged or recovered for business reorganization expenses in the Company’s Consolidated Statements of Operations. Amounts in the “Payments” column represent the cash payments associated with the reorganization programs. Changes in the accrued business reorganization expenses for the year ended December 31, 2008 were as follows:

	December 31, 2007	Changes in estimate	Additional charges	Payments	December 31, 2008
Year ended December 31, 2008
Lease termination payments	$5,958	$(490)	$1,489	$(3,632)	$3,325
Employee termination benefits	71	(41)	9,594	(5,970)	3,654
Contract cancellation costs	84	2	626	(491)	221

Total	$6,113	$(529)	$11,709	$(10,093)	$7,200

	December 31, 2006	Changes in estimate	Additional charges	Payments	December 31, 2007
Year ended December 31, 2007
Lease termination payments	$6,102	$(11)	$4,535	$(4,668)	$5,958
Employee termination benefits	1,849	(134)	87	(1,731)	71
Contract cancellation costs	120	(156)	41	79	84

Total	$8,071	$(301)	$4,663	$(6,320)	$6,113

	December 31, 2005	Changes in estimate	Additional charges	Payments	December 31, 2006
Year ended December 31, 2006
Lease termination payments	$6,931	$997	$581	$(2,407)	$6,102
Employee termination benefits	243	(182)	4,116	(2,328)	1,849
Contract cancellation costs	336	108	113	(437)	120

Total	$7,510	$923	$4,810	$(5,172)	$8,071

Lease Termination Payments

During the year ended December 31, 2008, the Company recorded expenses for the 2008 reorganization program of $1,489 for leases in Hudson America and Hudson Asia Pacific. During the year ended December 31, 2007, the Company recorded expenses for the 2006 reorganization program of $4,535 for leases in Hudson Europe and Hudson Americas and expense recovery of $11 for changes in estimates to prior programs’ expenses. During the year ended December 31, 2006, the Company recorded expenses for the 2006 program of $581 for leases in Hudson Europe and Hudson Americas and expense of $997 for changes in estimates to prior programs’ expenses, primarily in Hudson Europe for leases on facilities included in prior programs where the leases related to these facilities have garnered lower sublease income than estimated or have remained vacant longer that expected, and in Hudson Americas on a number of leases in their final year. As of December 31, 2008, the remaining accrual related to approximately twelve locations and will be paid over the remaining lease terms, which have various expiration dates up until 2012. The estimated payments for 2009 are $1,850.

Employee Termination Benefits

During the year ended December 31, 2008, the Company recorded expenses for the 2008 reorganization program of $9,594 for workforce reductions in Hudson America ($2,072), Hudson Europe ($3,257), Hudson Asia Pacific ($3,215) and Corporate ($1,050). The Company recorded recoveries for changes in estimates to the 2002 reorganization program of $41 for costs associated with workforce reductions. During the year ended 2007, the Company recorded additional charges for workforce reductions of $87 and recoveries for changes in estimates to prior programs of $134 for costs associated with workforce reductions. During the year ended 2006, the Company recorded additional charges for workforce reductions of $4,116 and recoveries for changes in estimates to prior programs of $182 for costs associated with workforce reductions. The 2006 expenses were primarily comprised of $1,520 in Hudson Americas, primarily related to the closing of the Center for High Performance and closing or reducing redundant sales functions and unprofitable offices, $1,295 in Hudson Europe to reduce redundant sales functions and unprofitable offices and close the Norway office, $444 in Hudson Asia Pacific for Australian reductions in redundant sales functions and $690 related to corporate expense. As of December 31, 2008, the workforce reduction accrual related to settlements and termination payments for 162 former employees, which are all payable in 2009.

Contract Cancellation Costs

During the year ended December 31, 2008, the Company recorded additional charges of $626 for the 2008 reorganization program and expense for changes in estimates to prior programs of $2 for professional fees and other charges. During the year ended 2007, the Company recorded additional charges of $41 and recovery for changes in estimates to prior programs of $156 for professional fees and other charges. Professional fees and other charges were $113 in the year ended December 31, 2006. The accrual at December 31, 2008 was included in current liabilities.

7.	BUSINESS COMBINATIONS—MERGER AND INTEGRATION EXPENSES

In April 2008, the Company completed the acquisition of certain business assets of Propensity, Ltd., a professional services firm based in Texas specializing in accounting and finance services and providing both contract and permanent placement services. The purchase agreement provided for a payment at closing of $1,200, plus transactions costs. The purchase agreement also provides for contingent payouts to the seller of up to a maximum of $3,800 over the next three years, based upon the achievement of future minimum annual and cumulative earnings thresholds. In addition, the Company loaned the seller $600 to be repaid to the Company in annual installments of principal and interest over a five-year period. The loan bears interest at an annual rate of 6% and is secured by any potential contingent payouts due the seller. The Company recorded the preliminary allocation of the purchase price to the estimated fair value of the net identifiable assets acquired (non-compete agreement valued at $400, which is being amortized over four years, customer relationships valued at $50, which are being amortized over five years and the Propensity trade name valued at $20, which is being amortized over nine months). The excess purchase price of $1,097 is allocated to goodwill, which is non-deductible for tax purposes.

In February 2008, the Company completed the acquisition of a majority of the assets of Executive Coread SARL, a talent management and recruitment company in France. The purchase agreement provided for a payment at closing of €300, or approximately $454, plus transactions costs and additional contingent payments up to €300, or approximately $475, based on earnings thresholds in 2008 and 2009.

In February 2007, the Company and one of its subsidiaries entered into a purchase agreement to acquire the business assets of Tong Zhi (Beijing) Consulting Service Ltd and Guangzhou Dong Li Consulting Service Ltd (collectively, “TKA”) for an initial investment of $1,000. In May, 2007, the Company completed the acquisition of TKA (the “Completion”) for a consideration of $4,000, consisting of $2,800 paid in cash at or shortly after the Completion, $500 held in escrow to be payable within 90 days of the third anniversary of the Completion and $700 in notes with an interest rate of 6.18% paid in November 2007. The Company recorded the preliminary allocation of the purchase price to the estimated fair value of the net identifiable assets acquired ($45 in assets, $525 for non-contractual client relationships and other current liabilities of $596). The excess purchase price of $5,026 is allocated to goodwill, which is non-deductible for tax purposes. The purchase agreement also provides for contingent payouts to the sellers of up to a maximum of $8,500 over the next three years, based upon the achievement of future minimum annual and cumulative earnings thresholds. Of this amount, $1,113 was earned during the first year of the contingent payout period and was accrued and recorded as goodwill as of June 30, 2008. This amount, which represents additional purchase price, was paid in July 2008. TKA is an information technology recruitment business serving multinational clients in China, and its results have been included in the Hudson Asia Pacific segment since the Completion.

In April 2006, Hudson Americas purchased Professional Solutions LLC, a Cleveland, Ohio-based professional services firm, for a total cash consideration of $4,666. The Company recorded the preliminary allocation of the purchase price to the estimated fair value of the net assets acquired ($604 in assets, $205 in liabilities), with the excess of $4,267 allocated to goodwill, which is deductible for tax purposes. The purchase agreement provides for contingent payouts to the sellers over the next three years, based upon future minimum annual and cumulative earnings thresholds of up to a maximum of $13,500. If and when such payments become determinable beyond a reasonable doubt, the amounts paid will be added to the recorded value of goodwill. The results of the acquired business have been included in the Hudson Americas segment of the Consolidated Financial Statements since the acquisition date. In 2007, the Company made an earn-out payment of $133 related to this acquisition and added this amount to the recorded value of goodwill.

In April 2008, the Company made the final contingent payment of €3,500, or $5,008, related to the Hudson Europe segment’s August 2005 acquisition of Balance, a professional contract staffing firm in the Netherlands. This amount was accrued for as of December 31, 2007.

In August 2005, the Company and its subsidiary Hudson Group Holdings B.V. completed the acquisition of all of the shares of Balance Ervaring op Projectbasis B.V. (“Balance”), a leading professional temporary and contract-staffing firm in the Netherlands, pursuant to a Share Purchase Agreement (the “Purchase Agreement”). In April 2006, the Company made a payment relating to the original earn-out for 2005 of €1,000, or $1,274, which was recorded as additional goodwill. The payment relating to the original earn-out for 2006 of €1,000, or $1,313, was accrued as of December 31, 2006, as the amount due was determinable beyond a reasonable doubt, with a corresponding amount recorded to goodwill and was paid in April 2007. The payment relating to the original earn-out for 2007 of €2,250, or $3,260, was accrued for as of December 31, 2007 as the amount due was determinable beyond a reasonable doubt, with a corresponding amount recorded to goodwill. The payment relating to the original earn-out for 2007 was paid in April 2008.

The Company amended the Balance Purchase Agreement in July 2006 to increase the potential maximum contingent payments for 2006 and 2007 (the “incremental earn-out”). The incremental earn-out for 2006 of €1,300, or $1,687, was accrued for as of December 31, 2006 with the expense recorded in the third and fourth quarters of 2006. The incremental earn-out for 2007 of €1,250, or $1,748, was accrued and expensed over the four quarters of the year ending December 31, 2007 as the amount was estimated to have been earned. The 2006 incremental earn-out was paid in April 2007. The 2007 incremental earn-out was paid in April 2008. The incremental earn-out accrued for Balance as a result of the amendment was recorded as acquisition-related expenses in the statements of operations in 2007 and 2006.

In May 2004, the Company purchased JMT Financial Partners, LLC (“JMT”). The purchase price for JMT was $5,300 plus a series of contingent payments (“Earn-Out Payment or Payments”), with interim Earn-Out Payments to be made annually based upon future minimum annual and cumulative earnings thresholds during the first three years subsequent to the purchase. The Company determined that, as a result of an agreement entered into among the four JMT sellers, the portion of the Earn-Out Payments for the acquisition of JMT that three of the sellers reallocated to the fourth seller was required to be accounted for as compensation expense by the Company. Accordingly, the Company recorded approximately $3,551 as non-cash compensation expense with a corresponding credit to additional paid in capital in the second quarter of 2007. The non-cash compensation expense for JMT and the incremental payments accrued for Balance as a result of the amendment was recorded as acquisition-related expenses in the statements of operations in 2007 and 2006. In April 2007, the Company made a final Earn-Out Payment of $30,499 relating to JMT, and added this payment to the recorded value of goodwill, which is deductible for tax purposes.

As discussed in Note 5 above, the Company recognized an impairment charge related to goodwill and other intangibles related to the above acquisitions in the fourth quarter of 2008.

Pro forma information for these acquisitions is not included as it would not have a material impact on the Company’s consolidated financial position or results of operations.

The primary reasons for the Company’s acquisitions and the principal factors that contribute to the recognition of goodwill are the strengthening of the Company’s presence in a particular geographic region and/or the synergies and related cost savings gained from the integration of the acquired operations.

The Company adjusted its estimates of the merger and integration costs by recognizing a recovery of $0 and $787 for the years ended December 31, 2008 and 2007, respectively, and an expense of $362 for the year ended December 31, 2006, which consisted of additional changes in the estimated costs associated with assumed lease obligations on closed facilities related to leased office locations of acquired companies that were either under-utilized prior to the acquisition date or closed by the Company in connection with acquisition-related restructuring plans. The amount is based on the present value of minimum future lease obligations, net of estimated sublease income. The Company also recorded merger and integration expenses of $218, classified as a component of income from discontinued operations, for the year ended December 31, 2006.

Amounts reflected in the “Expense” column in the following tables represent changes in estimates to established plans subsequent to finalization. Amounts under the “Payments” column of the following tables are primarily the cash payments associated with the plans.

The following tables present a summary of activity relating to the Company’s integration plans for acquisitions made in prior years by the year of acquisition.

	December 31, 2007	Expenses	Payments	December 31, 2008
Year ended December 31, 2008
2002 Plans	$641	$38	$(333)	$346

Total	$641	$38	$(333)	$346

	December 31, 2006	Expenses	Payments	December 31, 2007
Year ended December 31, 2007
2000 Plans	$1,083	$(737)	$(346)	$-
2002 Plans	1,475	(50)	(784)	641

Total	$2,558	$(787)	$(1,130)	$641

	December 31, 2005	Expenses	Payments	December 31, 2006
Year ended December 31, 2006
2000 Plans	$1,671	$170	$(758)	$1,083
2001 Plans	456	-	(456)	-
2002 Plans	1,150	410	(85)	1,475

Total	$3,277	$580	$(1,299)	$2,558

The estimated payments for 2009 are $153 with the remaining balance paid over the term of the one lease that ends in 2010.

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2008	2007
Salaries, commissions and benefits	$39,153	$51,450
Sales, use and income taxes	15,850	28,636
Fees for professional services	2,711	3,752
Rent	3,081	3,912
Other accruals	15,652	29,951

	$76,447	$117,701

9.	SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2008	2007	2006
Interest paid	$936	$1,557	$3,331
Income taxes paid	$12,183	$11,835	$6,920
Value of common stock issued to satisfy 401(k) contribution (a)	$1,156	$2,108	$2,073

(a)	The Company issued 140,051, 134,331 and 126,950 shares of its common stock in 2008, 2007 and 2006, respectively.

10.	STOCK-BASED COMPENSATION AND STOCK COMPENSATION PLANS

Incentive Compensation Plan

The Company maintains the Hudson Highland Group, Inc. Long Term Incentive Plan (the “LTIP”). The LTIP enables the Company to issue stock-based compensation through stock options, restricted stock awards, stock appreciation rights, performance-based awards and other types of equity-based awards as the Compensation Committee deems advisable. Under the LTIP, an aggregate of 3.7 million shares of common stock were authorized for issuance. As of December 31, 2008, there were approximately 0.3 million shares available for future issuance. All options granted have a contractual term of ten years. Unvested options outstanding have vesting periods of four years that vest 25% on each of the four annual anniversary dates or 50% on the third and fourth annual anniversary dates. Unvested restricted stock awards outstanding have vesting periods of four years that vest 25% on each of the four annual anniversary dates, one year that vested 50% on each of the six months’ anniversary dates, three years that vested 33% on each of the three annual anniversary dates, or two years that vest 50% on each of the annual anniversary dates. The Company generally issues new shares for stock option exercises and restricted stock awards.

Stock-based Compensation

In the first quarter of 2006, the Company adopted SFAS No. 123R, which revised SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees.” The Company adopted the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which required certain financial statement disclosures, including pro forma operating results, as if the Company prepared its consolidated financial statements in accordance with the fair value based method of accounting for stock-based compensation. In adopting SFAS No. 123R, the Company chose to apply the “modified retrospective method”. Under the modified retrospective method, compensation cost is recognized in the Consolidated Financial Statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS 123R. In addition, results for prior periods were retroactively adjusted utilizing the pro forma disclosures in those prior financial statements. All employee stock option grants made since the beginning of 2003 have been reflected as an expense in prior years or will be expensed over the related remaining stock option vesting period based on the estimated fair value at the date the options are granted.

The Company recognized expenses from continuing operations of $4,701, $4,041 and $4,545 in the years ended December 31, 2008, 2007 and 2006, respectively, for the stock option, restricted stock and employee stock purchase plans. These expenses are included in selling, general and administrative expenses. The Company also recognized expenses in discontinued operations of $0, $0 and $263 in the years ended December 31, 2008, 2007 and 2006, respectively, for the stock option and employee stock purchase plans related to the discontinued operations of the Highland segment. In addition, SFAS 123R requires the Company to reflect the tax savings resulting from tax deductions in excess of expense as a financing cash flow in its Consolidated Statement of Cash Flows rather than as an operating cash flow as in prior periods. The Company recognized a current tax benefit for the years ended December 31, 2008, 2007 and 2006, of $434, $347 and $541, respectively, in certain foreign jurisdictions where the Company has taxable income. As of December 31, 2008, unrecognized compensation expense related to the unvested portion of the Company’s stock options and restricted stock awards, based on the Company’s historical treatment of options and restricted stock awards as having been granted at the fair market value, was $1,487 and $752, respectively, which is expected to be recognized over a weighted average period of 1.94 years and 2.29 years, respectively. All share issuances related to stock compensation plans are issued from unissued shares of stockholder approved compensation plans.

Stock Options

The fair value of stock options granted is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatilities are calculated based on the historical volatility of the Company’s stock. Management monitors stock option exercise and employee termination patterns to estimate forfeiture rates. The Company analyzed its historical forfeiture rate, the remaining lives of unvested options and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what was recorded in the current periods. The risk-free interest rate is based on the U.S. Treasury whose term is consistent with the expected term of the option. Volatility is determined using historical prices to estimate the expected future fluctuations in the Company’s share price. The dividend rate is assumed to be zero as the Company has never paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future. For awards with graded vesting conditions, the values of the awards are determined by valuing each tranche separately and expensing each tranche over the required service period.

In December 2007, the SEC staff issued SAB 110, which allows companies to continue to use the simplified method, as defined in SAB 107, to estimate the expected term of stock options under certain circumstances. The simplified method for estimating expected term uses the mid-point between the vesting term and the contractual term of the stock option. The Company has analyzed the circumstances in which the use of the simplified method is allowed. The Company has opted to use the simplified method for stock options the Company granted in 2008 because management believes that the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time the Company’s shares of common stock have been publicly traded.

There was no material impact on basic or diluted earnings per share due to the adoption of SFAS No. 123R.

The following were the weighted average assumptions used to determine the fair value of stock options granted by the Company and the details of option activity as of and for the respective periods:

	For the years ended December 31,
	2008	2007	2006
Risk free interest rate	2.9%	4.7%	4.4%
Volatility	58.0%	60.0%	55.0%
Expected life (years)	6.3	5.0	5.0
Dividends	0.0%	0.0%	0.0%
Weighted average fair value of options granted during the period	$2.99	$9.29	$7.69

Changes in the Company’s stock options for the fiscal year ended December 31, 2008 were as follows:

	Number of Options Outstanding	Weighted Average Exercise Price per Share
Options outstanding, beginning of year	2,386,525	$13.33
Granted	50,000	5.22
Exercised	(54,500)	6.83
Forfeited	(212,525)	15.33
Expired	(109,175)	12.54

Options outstanding at December 31, 2008	2,060,325	13.14

Options exercisable at December 31, 2008	1,370,250	$12.19

The weighted average remaining contractual term and the aggregated intrinsic value for stock options outstanding as of December 31, 2008 was approximately 6.19 years and $0, respectively. The weighted average remaining contractual term and the aggregated intrinsic value for options exercisable as of December 31, 2008 was 5.72 years and $0, respectively. The total intrinsic values for stock options exercised, based on the closing price of the Company’s common stock during the years ended December 31, 2008, 2007 and 2006 were $120, $3,457 and $1,926, respectively.

Net cash proceeds from the exercise of stock options for the year ended December 31, 2008 were $372 and the associated income tax benefits were $0. The total fair value of stock options vested during the years ended December 31, 2008, 2007, and 2006, was $5,155, $1,619, and $2,975, respectively.

Restricted Stock

The Company treated its restricted stock awards as having been issued and measured at the fair market value on the date of grant. The Company may grant restricted stock to employees under the LTIP. These shares are provided at no cost to the employee.

Changes in the Company’s restricted stock for the fiscal year ended December 31, 2008 were as follows:

	Number of Shares of Restricted Stock	Weighted Average Grant-Date Fair Value
Unvested restricted stock, beginning of year	107,725	$11.86
Granted	343,180	7.54
Vested	(175,040)	9.98
Forfeited	(50,375)	10.59

Unvested restricted stock at December 31, 2008	225,490	$9.31

The total fair value of restricted shares vested during the years ended December 31, 2008, 2007, and 2006, was $1,746, $670, and $820, respectively.

Employee Stock Purchase Plan

The Company also maintains the Hudson Highland Group, Inc. Employee Stock Purchase Plan (the “ESPP”), pursuant to which eligible employees may purchase shares of the Company’s common stock at the lesser of 85% of the fair market value at the commencement of each plan purchase period or 85% of the fair market value as of the purchase date. Eligible employee purchases are limited to $25 in any calendar year. ESPP purchase dates are generally every six months ended June 30 and December 31. The Company values its ESPP using the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury six-month or one-year rate in effect at the time of the grant. Volatility is determined using historical prices of six-months or one-year prior to the date of grant to estimate the expected future fluctuations in the Company’s share price. The dividend rate is assumed to be zero as the Company has never paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

The Company recognized $858, $565 and $648, of stock-based compensation related to shares purchased under the ESPP for the years ended December 31, 2008, 2007 and 2006, respectively, as salaries and related expense and $0, $0, and $61 of stock-based compensation related to shares purchased under the ESPP for the years ended December 31, 2008, 2007 and 2006, respectively, in income from discontinued operations. The Company issued 292,475, 147,183 and 225,865 shares of common stock pursuant to the ESPP at an average price of $5.60, $10.90 and $9.17 per share in 2008, 2007 and 2006, respectively.

The Company’s United Kingdom subsidiary maintains the Hudson Global Resources Share Incentive Plan (the “SIP”), a stock purchase plan for its employees, whereby eligible employees may purchase shares on the open market at the end of each month. The Company matches the employee purchases with a contribution of shares equal to 50% of the number of employee shares purchased. The Company issued 4,080, 4,156 and 3,515 shares of common stock pursuant to the SIP in 2008, 2007 and 2006, respectively. Shares are issued under the SIP from the ESPP share reserve.

As of December 31, 2008, the Company had 116,330 shares reserved for future share issuances under the ESPP and SIP. The Company decided to suspend the ESPP, effective January 1, 2009, and the SIP effective December 11, 2008.

For all share plans described above, the Company has issued new shares of the Company’s common stock from stockholder approved stock compensation plans.

Defined Contribution Plans

The Company maintains the Hudson Highland Group, Inc. 401(k) Savings Plan (the “401(k) plan”). The 401(k) plan allows eligible employees to contribute up to 15% of their earnings to the 401(k) plan. The Company matches employees’ contributions up to 3% through a contribution of the Company’s common stock. Vesting of the Company’s contribution occurs over a five-year period. Expense, included in continuing operations, for the years ended December 31, 2008, 2007 and 2006 for the 401(k) plan was $1,053, $1,608 and $1,932, respectively. Expense, included in income from discontinued operations, for the years ended December 31, 2008, 2007 and 2006 for the 401(k) plan was $41, $500 and $278, respectively. In March 2008, the Company issued 140,051 shares of its common stock with a value of $1,156 to satisfy the 2007 contribution liability to the 401(k) plan. In March 2007, the Company issued 134,331 shares of its common stock with a value of $2,108 to satisfy the 2006 contribution liability to the 401(k) plan. In March 2006, the Company issued 126,950 shares of its common stock with a value of $2,073 to satisfy the 2005 contribution liability to the 401(k) plan. The 2008 401(k) plan matching shares will be issued in the first quarter of 2009.

11.	PROVISION FOR INCOME TAXES

The domestic and foreign components of income (loss) before income taxes from continuing operations:

	Year ended December 31,
	2008	2007	2006
Domestic	$(64,887)	$(28,062)	$(52,540)
Foreign	(1,528)	51,109	46,640

Income (loss) from continuing operations before provision for income taxes	$(66,415)	$23,047	$(5,900)

The provision (benefit) for income taxes from continuing operations:

	Year ended December 31,
	2008	2007	2006
Current tax provision (benefit):
U.S. Federal	$254	$-	$-
State and local	(1,180)	2,093	2,135
Foreign	8,518	14,936	8,000

Total current	7,592	17,029	10,135
Deferred tax provision (benefit)
U.S. Federal	-	-	-
State and local	-	-	-
Foreign	(911)	490	(7,180)

Total deferred	(911)	490	(7,180)

Total provision	$6,681	$17,519	$2,955

Deferred income taxes are provided for the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Significant temporary differences at December 31, 2008 and 2007 were:

	December 31,
	2008	2007
Current deferred tax assets:
Allowance for doubtful accounts	$982	$1,429
Prepaid expenses	75	(315)
Capital allowances	-	2,163
Accrued and other current liabilities	4,087	3,186
Accrued compensation liabilities	2,572	4,263
Tax loss carry-forwards	289	-

	8,005	10,726
Valuation allowance	(3,144)	(3,300)

Total current deferred tax asset	4,861	7,426
Non-current deferred tax assets (liabilities):
Property and equipment	(257)	(1,514)
Goodwill and intangibles	30,577	17,597
Accrued and other current liabilities and other liabilities	1,518	321
Deferred compensation	4,902	4,324
Other	1,166	-
Tax loss carry-forwards	102,981	103,676

	140,887	124,404
Valuation allowance	(139,381)	(124,376)

Total non-current deferred tax asset (liability)	1,506	28

Net deferred tax assets	$6,367	$7,454

Net deferred tax assets were included in other current assets and other assets in the accompanying Consolidated Balance Sheet.

At December 31, 2008, the Company had net operating losses (“NOLs”) for U.S. Federal tax purposes of approximately $238,663. This amount includes a deduction in the amount of $3,946 attributable to stock options and restricted stock that is not being reflected in the NOL carry-forward for deferred tax assets until such time as the deduction reduces U.S. income tax payable and approximately $16,584 of tax losses that were not absorbed by Monster on its consolidated U.S. Federal tax returns through the Distribution Date, which expire through 2029. These losses included pre-acquisition losses of certain acquired companies and are subject to an annual limitation on the amount that can be utilized. Monster recently concluded an income tax examination with the Internal Revenue Service for periods prior to the Distribution that reduced the unabsorbed U.S. NOL position related to this deduction from $27,400 to $16,584. As of December 31, 2008, certain international subsidiaries had NOLs for local tax purposes of $45,994. With the exception of $34,325 of NOLs with an indefinite carry forward period as of December 31, 2008, these losses will expire at various dates through 2029, with $27 scheduled to expire during 2009. In addition, the Company had approximately $232,995 in state tax NOLs which expire at various dates through 2029, with $2,561 scheduled to expire during 2009.

Tax years with NOLs remain open until the losses expire or the statutes of limitations for those years expire. The open tax years are 2005 through 2008 for the U.S. Federal and most state and local jurisdictions, 2005 through 2008 for the U.K., and 2000 through 2008 for Australia and most other jurisdictions. The Company is currently under income tax examinations in Hungary (2006) and the State of Texas (2004-2006). The Company is also subject to income tax examinations in numerous other state, local and foreign jurisdictions. The Company believes that its tax reserves are adequate for all years subject to examination.

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In making this assessment, management considers the level of historical taxable income, scheduled reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income. The valuation allowance of $142,525 relates to the deferred tax asset for NOLs, $89,193 of which is U.S. Federal and state, and $13,788 of which is foreign, that management has determined will more likely than not expire prior to realization, and $39,545 which relates to deferred tax assets on U.S. and foreign temporary differences that management estimates will not be realized due to the Company’s U.S. and foreign tax losses.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007. As a result of the implementation, the Company recognized a $3,537 increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits, exclusive of interest and penalties (in thousands):

Balance at January 1, 2008	$6,890
Additions based on tax positions related to the current year	195
Additions for tax positions of prior years	317
Reductions for tax positions of prior years	-
Settlements	-
Lapse of statute of limitations	(1,055)
Currency Translation	(463)

Balance at December 31, 2008	$5,884

The Company had $7,509 and $8,909 of unrecognized tax benefits, including interest and penalties, at December 31, 2008 and 2007, respectively that if recognized, would affect its effective tax rate. These unrecognized tax benefits are related to tax positions in jurisdictions in which the Company does not have tax losses to offset the tax liability with respect to the uncertain tax positions.

During 2008 the income tax audits and examinations noted above remained pending. On the basis of the information available in this regard as of December 31, 2008, it is reasonably possible that a reduction in the range of $1,500 to $3,000 of unrecognized tax benefits may occur in 2009 as a result of projected resolutions of global tax examinations and controversies or by lapsing statutes of limitations.

Earnings from the Company’s global operations are subject to tax in various jurisdictions both within and outside the United States. The Company provides tax reserves for U.S. Federal, state, local and international unrecognized tax benefits for all periods subject to audit. The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing, and is a subjective critical estimate. The Company assesses its tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting dates. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where its not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest and penalties have also been recognized. Although the outcome related to these exposures is uncertain, in management’s opinion, adequate provisions for income taxes have been made for estimable potential liabilities emanating from these exposures. In certain circumstances, the ultimate outcome for exposures and risks involve significant uncertainties which render them inestimable. If actual outcomes differ materially from these estimates, including those that cannot be quantified, they could have material impact on the Company’s results of operations.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. The Company recognized a benefit of approximately $201 (consisting of expense of $483 and benefit of $684 primarily for the lapse of various states’ statutes of limitations) and expense of $895 in interest and penalties for 2008 and 2007 respectively. At December 31, 2008 and 2007 the Company had accrued approximately $1,625 and $2,019 for the payment of interest and penalties, respectively.

The effective tax rate differs from the U.S. Federal statutory rate of 35% due to the inability to recognize tax benefits on net U.S. losses, state taxes, non-deductible expenses such as certain acquisition related payments, variations from the U.S. tax rate in foreign jurisdictions and taxes on repatriations of foreign profits. The following is a reconciliation of the effective tax rate from continuing operations for the years ended December 31, 2008, 2007 and 2006 to the U.S. Federal statutory rate of 35%:

	Year ended December 31,
	2008	2007	2006
Provision (benefit) from continuing operations at Federal statutory rate	$(23,244)	$8,067	$(2,065)
State income taxes, net of Federal income tax effect	(767)	1,360	1,388
Change in valuation allowance	15,749	5,611	2,822
Non-deductible goodwill impairment charges	9,338	0	-
Taxes related to foreign income	1,201	1,010	215
Nondeductible expenses and others	4,404	1,471	595

Income tax provision	$6,681	$17,519	$2,955

Federal income and foreign withholding taxes have not been provided on the undistributed earnings of foreign subsidiaries at December 31, 2008. The Company intends to reinvest these earnings in its foreign operations indefinitely, except where it is able to repatriate these earnings to the United States without a material incremental tax provision. The determination and estimation of the future income tax consequences in all relevant taxing jurisdictions involves the application of highly complex tax laws in the countries involved, particularly in the United States, and is based on the tax profile of the Company in the year of earnings repatriation. Accordingly, it is not practicable to determine the amount of tax associated with such undistributed earnings.

The Company had a net current income tax receivable of $1,824 and a net current income tax payable of $8,881 at December 31, 2008 and December 31, 2007, respectively.

12.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases facilities and equipment under operating leases that expire at various dates through 2027. Some of the operating leases provide for increasing rents over the term of the lease; and total rent expense under these leases is recognized ratably over the lease terms. Future minimum lease commitments under non-cancelable operating leases at December 31, 2008, were as follows:

2009	$33,627
2010	26,886
2011	19,244
2012	11,880
2013	8,121
Thereafter	32,244

$132,002

Rent and related expenses under operating leases for facilities and equipment were $26,024, $27,154 and $27,141 for the years ended December 31, 2008, 2007 and 2006, respectively. Commitments based in currencies other than U.S. dollars were translated using exchange rates as of December 31, 2008.

The Company has certain asset retirement obligations that are primarily the result of legal obligations for the removal of leasehold improvements and restoration of premises to their original condition upon termination of leases. As of December 31, 2008 and December 31, 2007, $2,585 and $1,520, respectively, of asset retirement obligations were included in the Consolidated Balance Sheets. As of December 31, 2008 and 2007, $1,033 and $1,520, respectively, of the asset retirement obligations were included in other non-current liabilities with the remainder in accrued expenses and other current liabilities for 2008.

Consulting, Employment and Non-compete Agreements

The Company has entered into various consulting, employment and non-compete agreements with certain key management personnel and former owners of acquired businesses. Agreements with key members of management are generally one year in length, on an at-will basis, provide for compensation and severance payments under certain circumstances and are automatically renewed annually unless either party gives sufficient notice of termination. Agreements with certain consultants and former owners of acquired businesses are generally two to five years in length.

Litigation

The Company is subject to various claims from lawsuits, taxing authorities and other complaints arising in the ordinary course of business. The Company records provisions for losses when the claim becomes probable and the amount due is estimable. Although the outcome of these claims cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

13.	RELATED PARTY TRANSACTIONS

After the Distribution Date, the Company was no longer included in Monster’s consolidated group for United States federal income tax purposes. The Company and Monster entered into a tax separation agreement to reflect the Company’s separation from Monster with respect to tax matters. The primary purpose of the tax separation agreement is to reflect each party’s rights and obligations relating to payments and refunds of taxes that are attributable to periods before and including the date of the Distribution and any taxes resulting from transactions in connection with the Distribution. The Company has agreed to indemnify Monster for any tax liability attributable to the distribution resulting from any action taken by the Company.

14.	FINANCIAL INSTRUMENTS

Credit Agreement

The Company has an Amended and Restated Credit Agreement (the “Credit Agreement”), dated July 31, 2007 with Wells Fargo Foothill, Inc. and another lender. The Company entered into an amendment to the Credit Agreement on December 30, 2008. The Credit Agreement provides the Company with the ability to borrow up to $75,000, including the issuance of letters of credit. The Company’s available borrowings under the Credit Agreement are based on an agreed percentage of eligible accounts receivable principally related to the Company’s North America, U.K. and Australia operations, as defined in the Credit Agreement, less required reserves. As of December 31, 2008, the Company’s minimum borrowing base was $55,354. As a result of the December 30, 2008 amendment, the Company must maintain a minimum borrowing base of $25,000. As of December 31, 2008, the Company had $5,307 of outstanding borrowings under the Credit Agreement and a total of $5,380 of outstanding letters of credit issued under the Credit Agreement, resulting in the Company being able to borrow an additional $19,667 after deducting the minimum borrowing base. The December 30, 2008 amendment eliminated the minimum EBITDA covenant requiring the Company’s quarterly EBITDA for a trailing twelve-month period to be not less than $25,000.

The maturity date of the Credit Agreement is July 31, 2012. Borrowings may be made with an interest rate based on the prime rate plus a margin based on borrowing availability or an interest rate based on the LIBOR rate plus a margin based on borrowing availability. The December 31, 2008 amendment established minimum interest rates and increased the aforementioned prime rate and LIBOR rate margins, thus increasing the interest rates the Company will pay on borrowings, under the Credit Agreement. The interest rate on outstanding borrowings was 3.25% as of December 31, 2008. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company.

The Credit Agreement contains various restrictions and covenants, including those that (1) prohibit payments of dividends; (2) limit the Company’s capital expenditures in each fiscal year to $9,000 in 2009 and $11,000 per year thereafter; (3) restrict the ability of the Company to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of the Company; (4) limit dispositions of assets to permitted dispositions in the aggregate not to exceed $15,000 per year; (5) limit guarantees of indebtedness; (6) limit the Company’s stock repurchases to $11,000 between January 1, 2008 and February 28, 2009 and prohibit such repurchases thereafter; and (7) limit the amount of permitted acquisitions to $10,000 per year. These restrictions and covenants could limit the Company’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions. The Company was in compliance with all covenants under the Credit Agreement as of December 31, 2008.

Extensions of credit under the Credit Agreement are permitted based on a borrowing base, which is an agreed percentage of eligible accounts receivable, less required reserves, letters of credit and outstanding borrowing. The Company’s ability to borrow under the Credit Facility is tied to a borrowing base of its eligible accounts receivable. If the amount or quality of the Company’s accounts receivable deteriorates, then its ability to borrow under the credit facility will be directly affected. The Company expects weak global economic conditions to persist throughout 2009, resulting in a reduction in demand for its services, which may reduce its eligible accounts receivable and thus its borrowing capacity under the Credit Facility.

The Company expects to continue to use such credit, if and when required, to support its ongoing working capital requirements, capital expenditures and other corporate purposes and to support letters of credit. Letters of credit are used to support office leases and finance leases. In July 2007, the Company entered into a collateral trust agreement, which replaced a letter of credit used to support the workers’ compensation policy. As of December 31, 2008, the estimated collateral under the collateral trust agreement was approximately $2,400, which was provided by the Company as a deposit and was included in other assets on the accompanying Consolidated Balance Sheet.

Shelf Registration Statement Filing

The Company has on file with the SEC a shelf registration that enables the issuance of up to 1,350,000 shares of its common stock from time to time in connection with the acquisition of businesses, assets or securities of other companies, whether by purchase, merger or any other form of acquisition or business combination. If any shares are issued using this shelf registration, the Company will not receive any proceeds from these offerings other than the assets, businesses or securities acquired. As of December 31, 2008, all of the 1,350,000 shares were still available.

15.	STOCKHOLDER RIGHTS PLAN

On February 2, 2005, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock of the Company. The dividend was paid upon the close of business on February 28, 2005 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 (“Preferred Shares”), of the Company, at a price of $60 per one one-hundredth of a Preferred Share, subject to adjustment. If any person becomes a 15% or more stockholder of the Company, then each Right (subject to certain limitations) will entitle its holder to purchase, at the Right’s then current exercise price, a number of shares of common stock of the Company or of the acquirer having a market value at the time of twice the Right’s per share exercise price. The Company’s Board of Directors may redeem the Rights for $.001 per Right at any time prior to the time when the Rights become exercisable. Unless the Rights are redeemed, exchanged or terminated earlier, they will expire on February 28, 2015.

16.	SEGMENT AND GEOGRAPHIC DATA

The Company operates in three reportable segments: the Hudson regional businesses of Hudson Americas, Hudson Europe and Hudson Asia Pacific.

Segment information is presented in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach that requires segmentation based upon the Company’s internal organization and disclosure of revenue, certain expenses and operating income based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with generally accepted accounting principles. Accounts receivable, net and long-lived assets are the only significant assets separated by segment for internal reporting purposes.

	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Year Ended December 31, 2008
Revenue	$273,648	$407,828	$389,566	$-	$1,071,042

Gross margin	$75,016	$212,603	$167,367	$-	$454,986

Business reorganization and integration expenses	$3,062	$2,863	$4,295	$997	$11,217

Goodwill and other impairment charges	$40,749	$19,598	$6,740	$-	$67,087
EBITDA (loss) (a)	$(39,811)	$496	$12,468	$(29,274)	$(56,121)
Depreciation and amortization	4,630	5,781	4,027	224	14,662

Operating (loss) income	(44,441)	(5,285)	8,441	(29,498)	(70,783)
Interest and other income (expense), net	404	3,167	1,481	(684)	4,368

(Loss) income from continuing operations before income taxes	$(44,037)	$(2,118)	$9,922	$(30,182)	$(66,415)

(Benefit) provision for income taxes	$(332)	$4,401	$2,612	$-	$6,681

As of December 31, 2008
Accounts receivable, net	$30,947	$63,955	$32,267	$-	$127,169

Long-lived assets, net of accumulated depreciation and amortization	$6,912	$10,323	$6,579	$3,063	$26,877

Total assets	$42,176	$99,673	$60,047	$29,057	$230,953

	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Year Ended December 31, 2007
Revenue	$291,525	$462,959	$409,082	$-	$1,163,566

Gross margin	$87,494	$233,980	$174,966	$-	$496,440

Business reorganization and integration expenses	$491	$2,438	$(15)	$661	$3,575

Acquisition-related expenses	$3,551	$1,748	$-	$-	$5,299

EBITDA (loss) (a)	$(4,156)	$30,332	$34,387	$(27,191)	$33,372
Depreciation and amortization	4,354	6,043	3,706	274	14,377

Operating (loss) income	(8,510)	24,289	30,681	(27,465)	18,995
Interest and other income (expense), net	(87)	3,658	(1,498)	1,979	4,052

(Loss) income from continuing operations before income taxes	$(8,597)	$27,947	$29,183	$(25,486)	$23,047

Provision for income taxes	$2,692	$8,128	$6,699	$-	$17,519

As of December 31, 2007
Accounts receivable, net	$45,454	$88,157	$52,519	$-	$186,130

Long-lived assets, net of accumulated depreciation and amortization	$53,461	$37,152	$13,603	$3,319	$107,535

Total assets	$113,295	$149,965	$94,527	$16,419	$374,206

	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Year Ended December 31, 2006
Revenue	$306,732	$450,752	$382,000	$-	$1,139,484

Gross margin	$91,469	$204,039	$148,705	$-	$444,213

Business reorganization and integration expenses	$2,163	$2,504	$686	$693	$6,046

Acquisition-related expenses	$-	$1,687	$-	$-	$1,687

Goodwill and other impairment charges	$1,300	$-	$-	$-	$1,300

EBITDA (loss) (a)	$(8,858)	$21,038	$28,583	$(28,395)	$12,368
Depreciation and amortization	5,044	6,857	2,877	3,418	18,196

Operating (loss) income	(13,902)	14,181	25,706	(31,813)	(5,828)
Interest and other income (expense), net	(178)	1,169	862	(1,925)	(72)

(Loss) income from continuing operations before income taxes	$(14,080)	$15,350	$26,568	$(33,738)	$(5,900)

Provision (benefit) for income taxes	$484	$(1,802)	$4,273	$-	$2,955

As of December 31, 2006
Accounts receivable, net	$55,613	$95,407	$49,775	$-	$200,795

Long-lived assets, net of accumulated depreciation and amortization	$20,801	$33,268	$6,693	$5,124	$65,886

Total assets	$89,575	$149,022	$81,151	$32,438	$352,186

(a)	The Company defines EBITDA as income (loss) from continuing operations before inclusion of provision for income taxes, other income (expense), interest income (expense), and depreciation and amortization. EBITDA is presented to provide additional information to investors about the Company’s operations on a basis consistent with the measures which the Company uses to manage its operations and evaluate its performance. Management also uses this measurement to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

Information by geographic region	United States	Australia	United Kingdom	Continental Europe	Other Asia	Other Americas	Total
Year Ended December 31, 2008
Revenue (b)	$270,139	$287,059	$247,859	$159,969	$102,507	$3,509	$1,071,042

Year Ended December 31, 2007
Revenue (b)	$286,925	$297,659	$322,879	$140,080	$111,423	$4,600	$1,163,566

Year Ended December 31, 2006
Revenue (b)	$302,580	$289,674	$335,704	$115,048	$92,326	$4,152	$1,139,484

As of December 31, 2008
Long-lived assets, net of accumulated depreciation and amortization (c)	$9,940	$3,680	$4,869	$5,454	$2,899	$35	$26,877

Net assets (deficits)	$30,435	$13,736	$30,552	$19,112	$13,149	$1,008	$107,992

As of December 31, 2007
Long-lived assets, net of accumulated depreciation and amortization (c)	$56,757	$5,210	$5,412	$31,740	$8,393	$22	$107,534

Net assets (deficits)	$83,287	$24,338	$42,645	$28,282	$22,640	$(1,077)	$200,115

As of December 31, 2006
Long-lived assets, net of accumulated depreciation and amortization (c)	$25,892	$5,238	$4,912	$28,358	$1,455	$33	$65,888

Net assets (deficits)	$67,303	$23,777	$55,735	$14,236	$12,736	$(2,458)	$171,329

(b)	Revenue is generally recorded on a geographic basis according to the location of the operating subsidiary.
(c)	Comprised of property and equipment and intangibles. Corporate assets are included in the United States.

17.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter (a)
Year ended December 31, 2008 (c):
Revenue	$293,031	$303,128	$269,239	$205,644
Gross margin	$123,177	$134,403	$112,695	$84,711
Operating income (loss)	$1,765	$6,840	$(115)	$(79,273)
Income (loss) from continuing operations	$604	$1,858	$361	$(75,919)
Net income (loss)	$1,365	$4,956	$(309)	$(80,330)
Basic earnings (loss) per share from continuing operations	$0.02	$0.07	$0.01	$(3.02)
Basic earnings per share from discontinued operations	$0.03	$0.13	$(0.02)	$(0.18)
Basic earnings (loss) per share	$0.05	$0.20	$(0.01)	$(3.20)
Diluted earnings (loss) per share from continuing operations (b)	$0.02	$0.07	$0.01	$(3.02)
Diluted earnings per share from discontinued operations (b)	$0.03	$0.12	$(0.02)	$(0.18)
Diluted earnings (loss) per share	$0.05	$0.19	$(0.01)	$(3.20)
Basic weighted average shares outstanding	25,500	24,984	25,245	25,100
Diluted weighted average shares outstanding	25,887	25,512	25,630	25,100

	First quarter	Second quarter	Third quarter	Fourth quarter (a)
Year ended December 31, 2007 (c):
Revenue	$284,438	$294,339	$298,492	$286,297
Gross margin	$114,950	$126,978	$127,613	$126,899
Operating income (loss)	$(2,380)	$2,724	$8,477	$10,174
Income (loss) from continuing operations	$(1,963)	$(1,329)	$3,508	$5,312
Net income (loss)	$55	$(618)	$3,579	$11,965
Basic earnings (loss) per share from continuing operations	$(0.08)	$(0.05)	$0.14	$0.21
Basic earnings per share from discontinued operations	$0.08	$0.03	$0.00	$0.26
Basic earnings (loss) per share	$0.00	$-0.02	$0.14	$0.47
Diluted earnings (loss) per share from continuing operations (b)	$(0.08)	$(0.05)	$0.13	$0.21
Diluted earnings per share from discontinued operations (b)	$0.08	$0.03	$0.01	$0.25
Diluted earnings (loss) per share	$0.00	$-0.02	$0.14	$0.46
Basic weighted average shares outstanding	24,919	25,247	25,443	25,479
Diluted weighted average shares outstanding	24,919	25,247	26,058	25,781

(a)	The fourth quarter of 2008 results included impairment charges related to goodwill of $64,495, intangible assets of $368 and write-down of long-term assets of $2,224. The fourth quarter of 2007 results included gains on the T&I Sale and the HHCS Sale of $1,877 and $4,921, respectively, included in discontinued operations.
(b)	Diluted earnings (loss) per share reflect the potential dilution from the assumed exercise of all dilutive potential common shares, primarily stock options. For the third and fourth quarters of 2008 and first and second quarters of 2007, the effect of approximately 1,621,000, 2,286,000, 742,000, 916,000, respectively, of outstanding stock options and other common stock equivalents was excluded from the calculation of diluted loss per share because the effect was anti-dilutive.
(c)	The reported quarterly numbers for the year ended December 31, 2008 have been restated to reflect the effect of the discontinued operations of Italy and Japan operations in 2009 as described in Note 3 “Discontinued Operations”.

The reported quarterly numbers for the year ended December 31, 2007 have been restated to reflect the effect of the discontinued operations of Italy and Japan operations in 2009, and BPM in 2008 as described in Note 3 “Discontinued Operations”.

Earnings (loss) per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of quarterly loss per share amounts may not equal year-to-date earnings (loss) per share amounts, which reflect the weighted average effect on a year-to-date basis.